As filed with the Securities and Exchange Commission on May 10, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Freeport-McMoRan Inc.

For Co-Registrant, See “Table of Additional Registrant Guarantor”

(Exact Name of Registrant as Specified in Its Charter)

Delaware	1000	74-2480931
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

333 North Central Avenue

Phoenix, AZ 85004-2189

(602) 366-8100

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Douglas N. Currault II Deputy General Counsel and Secretary Freeport-McMoRan Inc. 333 North Central Avenue Phoenix, AZ 85004-2189 (602) 366-8100	Copy to: Monique A. Cenac Jones Walker LLP 333 North Central Avenue Phoenix, AZ 85004-2189 (602) 366-7604

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale of securities to the public: As soon as practicable after this registration statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit(1)	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(1)
6.125% Senior Notes due 2019	$179,127,000	100%	$179,127,000	$20,761
6.50% Senior Notes due 2020	552,107,000	100%	552,107,000	63,990
6.625% Senior Notes due 2021	228,133,000	100%	228,133,000	26,441
6.75% Senior Notes due 2022	403,707,000	100%	403,707,000	46,790
6.875% Senior Notes due 2023	728,030,000	100%	728,030,000	84,379
Guarantee of 6.125% Senior Notes due 2019	(2)	(2)	(2)	(2)
Guarantee of 6.50% Senior Notes due 2020	(2)	(2)	(2)	(2)
Guarantee of 6.625% Senior Notes due 2021	(2)	(2)	(2)	(2)
Guarantee of 6.75% Senior Notes due 2022	(2)	(2)	(2)	(2)
Guarantee of 6.875% Senior Notes due 2023	(2)	(2)	(2)	(2)
Total				$242,361

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act of 1933.
(2)	No separate consideration will be received for the Guarantee of 6.125% Senior Notes due 2019, Guarantee of 6.50% Senior Notes due 2020, Guarantee of 6.625% Senior Notes due 2021, Guarantee of 6.75% Senior Notes due 2022 and Guarantee of 6.875% Senior Notes due 2023 being registered hereby. In accordance with Rule 457(n) under the Securities Act, no registration fee is payable with respect to the guarantees.

The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTOR

The following subsidiary of Freeport-McMoRan Inc. is the guarantor and is hereby deemed to be a registrant.

Exact Name of Registrant as Specified in Its Charter(1)	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Primary Standard Industrial Classification Code Number
Freeport-McMoRan Oil & Gas LLC	Delaware	46-2548126	1311

(1)	The address and telephone number of the principal executive office for the additional registrant is c/o Freeport-McMoRan Inc., 333 North Central Avenue, Phoenix, Arizona 85004-2189, telephone number (602) 366-8100.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS	(SUBJECT TO COMPLETION DATED MAY 10, 2017)

Freeport-McMoRan Inc.

Offer to Exchange

up to $179,127,000 Registered 6.125% Senior Notes due 2019 for any and all Outstanding Unregistered 6.125% Senior Notes due 2019,

up to $552,107,000 Registered 6.50% Senior Notes due 2020 for any and all Outstanding Unregistered 6.50% Senior Notes due 2020,

up to $228,133,000 Registered 6.625% Senior Notes due 2021 for any and all Outstanding Unregistered 6.625% Senior Notes due 2021

up to $403,707,000 Registered 6.75% Senior Notes due 2022 for any and all Outstanding Unregistered 6.75% Senior Notes due 2022, and

up to $728,030,000 Registered 6.875% Senior Notes due 2023 for any and all Outstanding Unregistered 6.875% Senior Notes due 2023

Guaranteed by Freeport-McMoRan Oil & Gas LLC

Guarantee of the Registered 6.125% Senior Notes due 2019

Guarantee of the Registered 6.50% Senior Notes due 2020

Guarantee of the Registered 6.625% Senior Notes due 2021

Guarantee of the Registered 6.75% Senior Notes due 2022

Guarantee of the Registered 6.875% Senior Notes due 2023

We are offering to exchange up to $179,127,000 of our new 6.125% Senior Notes due 2019 (the “new 2019 notes”) for up to $179,127,000 of our existing 6.125% Senior Notes due 2019 (the “old 2019 notes”), up to $552,107,000 of our new 6.50% Senior Notes due 2020 (the “new 2020 notes”) for up to $552,107,000 of our existing 6.50% Senior Notes due 2020 (the “old 2020 notes”), up to $228,133,000 of our new 6.625% Senior Notes due 2021 (the “new 2021 notes”) for up to $228,133,000 of our existing 6.625% Senior Notes due 2021 (the “old 2021 notes”), up to $403,707,000 of our new 6.75% Senior Notes due 2022 (the “new 2022 notes”) for up to $403,707,000 of our existing 6.75% Senior Notes due 2022 (the “old 2022 notes”), and up to $728,030,000 of our new 6.875% Senior Notes due 2023 (the “new 2023 notes” and, collectively with the new 2019 notes, the new 2020 notes, the new 2021 notes and the new 2022 notes, the “new notes”) for up to $728,030,000 of our existing 6.875% Senior Notes due 2023 (the “old 2023 notes” and, collectively with the old 2019 notes, the old 2020 notes, the old 2021 notes and the old 2022 notes, the “old notes”). The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act of 1933, as amended (the “Securities Act”), and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes will be fully and unconditionally guaranteed by Freeport-McMoRan Oil & Gas LLC (“FM O&G”), a subsidiary of Freeport-McMoRan Inc.

To exchange your old notes for new notes:

•	you are required to make the representations described under “The Exchange Offer—Resale of the New Notes” beginning on page 43;

•	if you are a beneficial owner holding your old notes through DTC, you must transmit your acceptance of the terms and conditions of the exchange offer to DTC through the DTC Automated Tender Offer Program System, in which you acknowledge and agree to be bound by the terms of the letter of transmittal and which, when received by the exchange agent, U.S. Bank National Association, forms a part of a confirmation of book-entry transfer, by 5:00 p.m., New York City time, on , 2017; and

•	you should read the section titled “The Exchange Offer” for further information on how to exchange your old notes for new notes.

Please see “Risk Factors” beginning on page 8 for a discussion of factors you should consider in connection with the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is             , 2017

ABOUT THIS PROSPECTUS

This prospectus is part of a combined registration statement of Freeport-McMoRan Inc. and its wholly owned, indirect subsidiary that will guarantee the new notes, Freeport-McMoRan Oil & Gas LLC. Unless indicated otherwise, references in this prospectus to “we,” “us” and “our” refer collectively to Freeport-McMoRan Inc. and Freeport-McMoRan Oil & Gas LLC. When appropriate, Freeport-McMoRan Inc. and Freeport-McMoRan Oil & Gas LLC are named specifically for their related activities and disclosures. References to “FCX” refer to only Freeport-McMoRan Inc. and not to any of its subsidiaries. References to “FM O&G” refer to Freeport-McMoRan Oil & Gas LLC, and not to any of its subsidiaries, and, as the context may require, to any future guarantors that may guarantee the notes pursuant to the terms of the indenture governing the notes.

We have not authorized anyone to give any information or represent anything to you other than the information in this prospectus. You must not rely on any unauthorized information or representations. We are not making an offer to sell the new notes in any jurisdiction where the offer or sale is not permitted. The information contained in this prospectus is correct only as of its date.

This prospectus incorporates important business and financial information about FCX that is not included in or delivered with this prospectus. This information is available without charge to securityholders upon written or oral request to Freeport-McMoRan Inc., Attn: Corporate Secretary, 333 North Central Avenue, Phoenix, Arizona 85004-2189, (602) 366-8100. To ensure timely delivery you should make your request to us no later than            , 2017, which is five business days prior to the expiration of the exchange offer. In the event that we extend the exchange offer, you must submit your request at least five business days before the expiration date of the exchange offer, as extended. We do not currently intend to extend the expiration date. See “The Exchange Offer” for more detailed information.

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PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus or incorporated by reference herein. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of the exchange offer, we encourage you to read this entire prospectus and the documents incorporated by reference herein. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements incorporated by reference into this prospectus. Unless otherwise indicated, financial information included or incorporated by reference in this prospectus is presented on a historical basis.

Our Company

FCX is a leading international mining company with headquarters in Phoenix, Arizona. FCX operates large, long-lived, geographically diverse assets with significant proven and probable reserves of copper, gold and molybdenum. FCX is the world’s largest publicly traded copper producer. FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; and significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America.

Our principal executive offices are located at 333 North Central Avenue, Phoenix, Arizona 85004-2189 and our telephone number is (602) 366-8100. Our website is located at www.fcx.com. Our website and the information contained on our website are not part of this prospectus.

Risks Affecting Us

Investing in the new notes involves risk, and our business is subject to numerous risks and uncertainties. Investors should carefully consider the information set forth in this prospectus, including the information under the heading “Risk Factors” herein.

Ratio of Earnings to Fixed Charges

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	For the three months ended March 31, 2017	For the years ended December 31,
		2016		2015		2014		2013	2012
Ratio of earnings to fixed charges [a]	3.2x	—	[b]	—	[c]	—	[d]	6.8x	18.3x

a.	For purposes of computing the consolidated ratio of earning to fixed charges, earnings consist of income (loss) before income taxes and equity in affiliated companies’ net earnings (losses). Noncontrolling interests were not deducted from earnings as all such subsidiaries had fixed charges. Fixed charges consist of interest (including capitalized interest) of all indebtedness; amortization of debt discounts, premiums and expenses; the portion of rental expense that FCX believes to be representative of interest; and preferred stock dividends of a consolidated subsidiary. The ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the years presented because no shares of preferred stock were outstanding during these years.
b.	As a result of the loss recorded in 2016, the ratio coverage was less than 1:1. FCX would have needed to generate additional earnings of $3.5 billion to achieve coverage of 1:1 in 2016.
c.	As a result of the loss recorded in 2015, the ratio coverage was less than 1:1. FCX would have needed to generate additional earnings of $14.3 billion to achieve coverage of 1:1 in 2015.
d.	As a result of the loss recorded in 2014, the ratio coverage was less than 1:1. FCX would have needed to generate additional earnings of $1.0 billion to achieve coverage of 1:1 in 2014.

THE EXCHANGE OFFER

The following summary contains basic information about the exchange offer and is not intended to be complete. For a more complete understanding of the exchange offer, please refer to the section entitled “The Exchange Offer” in this prospectus.

The Initial Offering of Old Notes	On November 29, 2016, we commenced offers to eligible holders to exchange any and all of the outstanding 6.125% Senior Notes due 2019, 6 1⁄2 % Senior Notes due 2020, 6.625% Senior Notes due 2021, 6.75% Senior Notes due 2022 and 6 7/8 % Senior Notes due 2023 issued by FM O&G, FCX Oil & Gas LLC (“FCX Oil”) and FMSTP Inc., as co-issuers, and guaranteed by FCX (collectively, the “FM O&G notes”), for (1) 6.125% Senior Notes due 2019 (the “old 2019 notes”), 6.50% Senior Notes due 2020 (the “old 2020 notes”), 6.625% Senior Notes due 2021 (the “old 2021 notes”), 6.75% Senior Notes due 2022 (the “old 2022 notes”) and 6.875% Senior Notes due 2023 (the “old 2023 notes” and, collectively with the old 2019 notes, the old 2020 notes, the old 2021 notes and the old 2022 notes, the “old notes”) to be issued by FCX and guaranteed by FM O&G and (2) cash.

The exchange offers expired at 11:59 p.m., New York City time, on December 27, 2016, pursuant to which FCX issued $179,127,000 in aggregate principal amount of old 2019 notes, $552,107,000 in aggregate principal amount of old 2020 notes, $228,133,000 in aggregate principal amount of old 2021 notes, $403,707,000 in aggregate principal amount of old 2022 notes and $728,030,000 in aggregate principal amount of old 2023 notes.

J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated acted as dealer managers and solicitation agents for the exchange offers. We collectively refer to those parties in this prospectus as the “dealer managers.” The old notes were not registered under the Securities Act, or the securities laws of any other jurisdiction. The old notes were offered only to (1) “qualified institutional buyers” as defined in Rule 144A under the Securities Act and (2) outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

Notes Offered	$179,127,000 in aggregate principal amount of 6.125% Senior Notes due 2019 (the “new 2019 notes”) and related guarantee.

$552,107,000 in aggregate principal amount of 6.50% Senior Notes due 2020 (the “new 2020 notes”) and related guarantee.

$228,133,000 in aggregate principal amount of 6.625% Senior Notes due 2021 (the “new 2021 notes”) and related guarantee.

$403,707,000 in aggregate principal amount of 6.75% Senior Notes due 2022 (the “new 2022 notes”) and related guarantee.

$728,030,000 in aggregate principal amount of 6.875% Senior Notes due 2023 (the “new 2023 notes” and, collectively with the new 2019 notes, the new 2020 notes , the new 2021 notes and the new 2022 notes, the “new notes”) and related guarantee.

The Exchange Offer	We are offering to exchange the new notes, which have been registered under the Securities Act, for a like principal amount of your old notes. The issuance of the new notes is intended to satisfy our obligations contained in registration rights agreements among us and the dealer managers in which we agreed to use our reasonable best efforts to cause the exchange offer to be complete within 60 days after the effective date of the registration of the new notes.

Use of Proceeds	FCX will not receive any cash proceeds from the issuance of the new notes.

Tenders, Expiration Date, Withdrawal	The exchange offer will expire at 5:00 p.m., New York City time, on , 2017, unless the exchange offer is extended. If you decide to exchange your old notes for new notes, you must acknowledge that you are not engaging in, and do not intend to engage in, a distribution of the new notes. If you decide to tender your old notes in the exchange offer, you may withdraw them at any time prior to 5:00 p.m., New York City time, on , 2017. If we decide for any reason not to accept any old notes for exchange, your old notes will be returned to you without expense promptly after the exchange offer expires.

Procedures for Tendering	To tender effectively old notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, you must instruct such holder to tender the old notes on your behalf. A letter of instructions from the record owner to you may be included in the materials provided along with this prospectus which may be used by you to instruct the registered holder of your old notes to effect the tender.

To tender effectively old notes that are held through DTC, you should transmit your acceptance through the DTC Automated Tender Offer Program System (“ATOP”) and DTC will then edit and verify the acceptance and send an agent’s message to the exchange agent for its acceptance. By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it. See “The Exchange Offer—Procedures for Tendering Old Notes.”

U.S. Federal Income Tax Consequences	Your exchange of old notes for new notes in the exchange offer will not result in any income, gain or loss to you for federal income tax purposes. See “Material United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the new notes in the exchange offer.

Exchange Agent	U.S. Bank National Association is the exchange agent for the exchange offer.

Failure to Tender Your Old Notes	If you fail to tender your old notes in the exchange offer, you will not have any further rights under the registration rights agreement, including any right to require us to register your old notes or to pay you additional interest.

You will be able to resell the new notes without registering them with the Securities and Exchange Commission (the “SEC”) if you meet the requirements described below.

Based on interpretations by the SEC’s staff in no-action letters issued to third parties, we believe that the new notes issued in exchange for the old notes in the exchange offer may be offered for resale, resold and otherwise transferred by you without registering the new notes under the Securities Act or delivering a prospectus, unless you are a broker-dealer receiving securities for your own account, so long as:

•	you are not one of our “affiliates,” as defined in Rule 405 of the Securities Act;

•	you acquire the new notes in the ordinary course of business;

•	you do not have any arrangement or understanding with any person to participate in the distribution of the new notes; and

•	you are not engaged in, and do not intend to engage in, a distribution of the new notes.

If you are one of our affiliates, or you are engaged in, intend to engage in or have any arrangement or understanding with respect to, the distribution of the new notes acquired in the exchange offer, you (1) should not rely on our interpretations of the position of the SEC’s staff and (2) must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

If you are a broker-dealer and receive new notes for your own account in the exchange offer:

•	you must represent that you do not have any arrangement with us or any of our affiliates to distribute the new notes;

•	you must acknowledge that you will deliver a prospectus in connection with any resale of the new notes you receive from us in the exchange offer; the letter of transmittal for the new notes states that by so acknowledging and by delivering a prospectus, you will not be deemed to admit that you are an “underwriter” within the meaning of the Securities Act; and

•	you may use this prospectus, as it may be amended or supplemented from time to time, in connection with the resale of new notes received in exchange for old notes acquired by you as a result of market-making or other trading activities.

For a period of 180 days after the expiration of the exchange offer, we will make this prospectus available to any participating broker-dealer for use in connection with any resale described above.

SUMMARY DESCRIPTION OF THE NOTES

The terms of the new notes and the old notes are identical in all material respects, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registrations rights relating to the old notes do not apply to the new notes. For a more complete description of the notes and guarantees, see “Description of the Notes.”

Unless the context requires otherwise, all references to the “notes” below refer to the old notes and the new notes, collectively; all references to the “2019 notes” below refer to the old 2019 notes and the new 2019 notes, collectively; all references to the “2020 notes” below refer to the old 2020 notes and the new 2020 notes, collectively; all references to the “2021 notes” below refer to the old 2021 notes and the new 2021 notes, collectively; all references to the “2022 notes” below refer to the old 2022 notes and the new 2022 notes, collectively; and all references to the “2023 notes” below refer to the old 2023 notes and the new 2023 notes, collectively.

Issuer	Freeport-McMoRan Inc., a Delaware corporation.

Notes Offered	Up to $179,127,000 in aggregate principal amount of new 2019 notes and related guarantee.

Up to $552,107,000 in aggregate principal amount of new 2020 notes and related guarantee.

Up to $228,133,000 in aggregate principal amount of new 2021 notes and related guarantee.

Up to $403,707,000 in aggregate principal amount of new 2022 notes and related guarantee.

Up to $728,030,000 in aggregate principal amount of new 2023 notes and related guarantee.

Maturity Dates	The 2019 notes will mature on June 15, 2019.

The 2020 notes will mature on November 15, 2020.

The 2021 notes will mature on May 1, 2021.

The 2022 notes will mature on February 1, 2022.

The 2023 notes will mature on February 15, 2023.

Interest	6.125% per annum on the 2019 notes.

6.50% per annum on the 2020 notes.

6.625% per annum on the 2021 notes.

6.75% per annum on the 2022 notes.

6.875% per annum on the 2023 notes.

Interest Payment Dates	Interest is payable on the new 2019 notes on June 15 and December 15 of each year, commencing December 15, 2017.

Interest is payable on the new 2020 notes on May 15 and November 15 of each year, commencing November 15, 2017.

Interest is payable on the new 2021 notes on May 1 and November 1 of each year, commencing November 1, 2017.

Interest is payable on the new 2022 notes on February 1 and August 1 of each year, commencing August 1, 2017.

Interest is payable on the new 2023 notes on February 15 and August 15 of each year, commencing August 15, 2017.

Optional Redemption	We may, at our option, redeem all or part of the new notes at a make-whole price, plus accrued and unpaid interest, if any, to, but not including, the date of redemption at any time prior to February 1, 2018 in the case of the new 2022 notes and February 15, 2020 in the case of the new 2023 notes. The new 2019 notes, the new 2020 notes and the new 2021 notes are not subject to redemption at a make-whole price.

We may redeem the new notes at any time and from time to time during the periods set forth herein at fixed redemption prices, plus accrued and unpaid interest, if any, to the date of redemption, as described under “Description of the Notes—Optional Redemption.”

Change of Control	If we experience a change of control triggering event (as defined in the indenture governing the new notes), unless we have already exercised our option to redeem the new notes of the applicable series, holders of the new notes will have the right to require us to purchase the new notes at a purchase price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of the Notes—Change of Control Triggering Event.”

Guarantee	FM O&G entered into an indenture with FCX and U.S. Bank National Association, as trustee, dated as of December 13, 2016, pursuant to which FM O&G agreed to fully and unconditionally guarantee our obligations under the notes and the indenture (FM O&G’s guarantee of the notes, the “guarantee requirement”). FM O&G’s guarantee of the notes:

•	is a general unsecured obligation of FM O&G;

•	ranks equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of FM O&G, but is effectively subordinated to all of FM O&G’s future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	is senior in right of payment to all existing and future subordinated indebtedness of FM O&G.

In addition, each of FM O&G’s subsidiaries, if any, that becomes a guarantor of FCX’s obligations under certain of its material indebtedness or FM O&G’s obligations under certain of its material indebtedness will enter into a supplemental indenture, pursuant to which such subsidiary will agree to jointly and severally and fully and unconditionally guarantee our obligations under the notes and the indenture. See “Description of the Notes—Additional Guarantors.”

Ranking	The indebtedness evidenced by the new notes and the guarantee will be FCX and FM O&G’s senior unsecured obligations and will rank senior in right of payment to any subordinated indebtedness that FCX or FM O&G may incur in the future and equally in right of payment with all of FCX and FM O&G’s existing and future unsecured and unsubordinated indebtedness. The new notes will be effectively subordinated to any secured indebtedness that FCX and FM O&G may have or incur in the future to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of FCX’s subsidiaries other than FM O&G, and FM O&G’s subsidiaries.

As of March 31, 2017, FCX and its consolidated subsidiaries together had outstanding indebtedness of approximately $11.6 billion that ranked equally with the notes, FCX had no material secured indebtedness outstanding (excluding secured indebtedness of FCX’s subsidiaries), FCX’s subsidiaries other than FM O&G had approximately $26.8 billion of outstanding indebtedness and other liabilities to which the notes are structurally subordinated and FM O&G had $0.3 billion of outstanding indebtedness that ranked equally with the notes and no secured indebtedness outstanding.

Certain Covenants	The indenture governing the new notes contains covenants that restrict our ability, with certain exceptions, to incur debt secured by liens, engage in sale and leaseback transactions and merge or consolidate with another entity, or sell, transfer or lease all or substantially all of our assets.

No Prior Market	The new notes will be a new class of securities for which there is currently no market. FCX does not intend to apply for the new notes to be listed on any securities exchange or to arrange for the new notes to be quoted on any automated interdealer quotation system. Accordingly, FCX cannot assure you that a liquid market for the new notes will develop or be maintained.

Risk Factors	Please see “Risk Factors” in this prospectus, as well as the other cautionary statements throughout this prospectus, for a discussion of factors you should carefully consider before deciding to tender your old notes for new notes in the exchange offer.

RISK FACTORS

You should carefully consider all of the information in this prospectus and each of the risks described below. In addition, you should carefully consider, among other things, the matters discussed under “Risk Factors” of our Annual Report on Form 10-K for the year ended December 31, 2016, as updated by our subsequent filings with the SEC, which are incorporated by reference into this prospectus. Some of the risks relate to not tendering in the exchange offer, tendering in the exchange offer or to the new notes, and others relate to our business. Any of the risks discussed could materially and adversely affect our business, financial condition and results of operations and the actual outcome of matters as to which forward-looking statements are made in this prospectus. While we believe we have identified and discussed below and in the documents incorporated by reference herein the material risks relating to the exchange offer, the new notes and affecting our business, there may be additional risks and uncertainties that we do not presently know or that we do not currently believe to be material that may adversely affect our business, financial condition and results of operations in the future. See the section entitled, “Cautionary Statement.”

Risks Related to the Exchange Offer

There are no public markets for the new notes, and we cannot assure you that markets for the new notes will develop.

The new notes will be registered under the Securities Act, but we do not intend to apply for a listing of the new notes of any series on any securities exchange or a quotation of the new notes on any automated interdealer quotation system. The new notes of each series will be a new class of securities for which there is no established public trading market, and no assurance can be given as to:

•	the liquidity of any such market that may develop;

•	the ability of holders to sell their new notes; or

•	the prices at which the holders would be able to sell their new notes.

If such markets were to develop, the new notes might trade at higher or lower prices than their principal amounts or purchase prices, depending on many factors, including:

•	prevailing interest rates and the markets for similar securities;

•	general economic conditions; and

•	our financial condition, historic financial performance and future prospects.

Any market-making activity with respect to the new notes may be discontinued at any time without notice. In addition, any market-making activity would be subject to the limits imposed by the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and may be limited during the exchange offer. There can be no assurance that an active trading market will exist for the new notes or that any trading market that does develop will be liquid.

In addition, any old note holder who tenders in the exchange offer for the purpose of participating in a distribution of the new notes may be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. For a description of these requirements, see the section entitled “The Exchange Offer.”

Your old notes will not be accepted for exchange if you fail to follow the exchange offer procedures and, as a result, your old notes will continue to be subject to existing transfer restrictions and you may not be able to sell your old notes.

You are responsible for complying with the procedures of the exchange offer, and we will not accept your old notes for exchange if you do not follow the exchange offer procedures. We will issue new notes as part of this exchange offer only after a timely tender of old notes as described in the section entitled “The Exchange Offer.” If you do not tender your old notes by the expiration date of the exchange offer, we will not accept your old notes for exchange. Holders of old notes who wish to tender their old notes should allow sufficient time for timely completion of the procedures for tendering old notes. If there are defects or irregularities with respect to your tender of old notes, we will not accept such old notes for exchange. Neither we nor the exchange agent are under any duty to extend the exchange offer or give notification of defects or irregularities with respect to the tenders of old notes for exchange.

We did not register the old notes, nor do we intend to do so following the exchange offer. Old notes that are not tendered will therefore continue to be subject to the existing transfer restrictions and may be transferred only in limited circumstances under the securities laws. If you do not exchange your old notes, you will, subject to limited exceptions, lose your right to have such old notes registered under the federal securities laws. As a result, if you hold old notes after the exchange offer, you may not be able to sell your old notes.

The reoffering and resale of the old notes is subject to significant legal restrictions.

The old notes have not been registered under the Securities Act or any other securities laws. As a result, holders of old notes may reoffer or resell old notes only if:

•	there is an applicable exemption from the registration requirements of the Securities Act and other applicable securities laws that applies to the circumstances of the offer and sale; or

•	we file a registration statement and it becomes effective.

We may repurchase any old notes that are not tendered in the exchange offer on terms that are more or less favorable to the holders of the old notes than the terms of the exchange offer.

Although we do not currently intend to do so, we or our affiliates may, to the extent permitted by applicable law, after the expiration date of the exchange offer, acquire old notes that are not tendered and accepted in the exchange offer through open market purchases, privately negotiated transactions, tender offers, exchange offers, redemption or otherwise, upon such terms and at such prices as we may determine, which with respect to the old notes may be more or less favorable to holders than the terms of the exchange offer. There can be no assurance as to which, if any, of these alternatives or combinations thereof we or our affiliates may choose to pursue in the future.

Risks Related to the New Notes

The new notes are subject to prior claims of our secured creditors and the creditors of our subsidiaries that do not guarantee the new notes, and if a default occurs we may not have sufficient funds to fulfill our obligations under the new notes.

The new notes are our unsecured general obligations, ranking equally with our other senior unsecured indebtedness and liabilities but effectively subordinated to any secured indebtedness that we may have or incur in the future to the extent of the value of the assets securing such indebtedness and structurally subordinated to the debt and other liabilities of our subsidiaries that do not guarantee the new notes. For example, certain of our subsidiaries may be required or otherwise designated to guarantee our revolving credit facility pursuant to the terms thereof but may not be required to guarantee the new notes pursuant to the indenture governing the new notes. In such circumstance, the new notes would be structurally subordinated with respect to the debt and other liabilities of such subsidiaries that do not guarantee the new notes but guarantee our revolving credit facility.

FM O&G’s guarantee of the new notes is FM O&G’s unsecured general obligation, ranking equally with FM O&G’s other senior unsecured indebtedness and liabilities but effectively subordinated to any secured indebtedness that FM O&G may have or incur in the future to the extent of the value of the assets securing such indebtedness and structurally subordinated to the debt and other liabilities of FM O&G’s subsidiaries that do not guarantee the new notes. The indenture governing the new notes permits us and our subsidiaries to incur secured debt under specified circumstances. If we incur any secured debt, our assets and the assets of our subsidiaries securing such debt will be subject to prior claims by our secured creditors. In the event of our bankruptcy, liquidation, reorganization or other winding up, assets that secure debt will be available to pay obligations on the new notes only after all debt secured by those assets has been repaid in full. Holders of the new notes will participate in our remaining assets ratably with all of our unsecured and unsubordinated creditors, including our trade creditors.

If we incur any additional obligations that rank equally with the new notes, including trade payables, the holders of those obligations will be entitled to share ratably with the holders of the new notes in any proceeds distributed upon our insolvency, liquidation, reorganization, dissolution or other winding up. This may have the effect of reducing the amount of proceeds paid to you. If there are not sufficient assets remaining to pay all of these creditors, all or a portion of the new notes then outstanding would remain unpaid.

As of March 31, 2017, we and our consolidated subsidiaries together had outstanding indebtedness of approximately $11.6 billion that ranked equally with the notes, we had no material secured indebtedness outstanding (excluding secured indebtedness of our subsidiaries), our subsidiaries other than FM O&G had approximately $26.8 billion of outstanding indebtedness and other liabilities to which the notes are structurally subordinated and FM O&G had $0.3 billion of outstanding indebtedness that ranked equally with the notes and no secured indebtedness outstanding.

The indenture does not limit the amount of indebtedness that we and our subsidiaries may incur.

The indenture under which the new notes were issued does not limit the amount of indebtedness that we and our subsidiaries may incur. The indenture does not contain any financial covenants or other provisions that would afford the holders of the new notes any substantial protection in the event we participate in a highly leveraged transaction.

The guarantee of the new notes by FM O&G could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the new notes from relying on FM O&G to satisfy claims.

The notes are fully and unconditionally guaranteed by FM O&G. However, under U.S. bankruptcy law and comparable provisions of state fraudulent transfer laws, the guarantee of the new notes can be voided, or claims under the guarantee may be subordinated to all other debts of FM O&G if, among other things, FM O&G, at the time it incurred the indebtedness evidenced by the guarantee of the new notes or, in some states, when payments become due under the guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which FM O&G’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

A court would likely find that FM O&G did not receive reasonably equivalent value or fair consideration for its guarantee if FM O&G did not substantially benefit directly or indirectly from the issuance of the new notes. FM O&G’s guarantee of the new notes may also be voided without regard to the above factors if a court finds that FM O&G entered into the guarantee with the actual intent to hinder, delay or defraud its creditors. If a court were to void the guarantee, you would no longer have a claim against FM O&G. Sufficient funds to repay the new notes may not be available from other sources. In addition, the court might direct you to repay any amounts that you already received from FM O&G.

The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the governing law. Generally, FM O&G would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all its assets;

•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or

•	it could not pay its debts as they became due.

The guarantee contains a provision intended to limit FM O&G’s liability to the maximum amount that it could incur without causing the incurrence of obligations under the guarantee to be a fraudulent transfer. This provision may not be effective to protect the guarantee from being voided under fraudulent transfer law.

The agreements governing our indebtedness contain various covenants that limit our discretion in the operation of our business and also require us to meet financial maintenance tests and other covenants. The failure to comply with such tests and covenants could have a material adverse effect on us.

The agreements governing our indebtedness contain various covenants, subject to exceptions, including covenants that restrict our ability to:

•	incur additional indebtedness (including guarantee obligations);

•	create liens on our assets;

•	use assets as security in other transactions;

•	sell assets;

•	merge with or into other companies; and

•	enter into sale and leaseback transactions.

In addition, our revolving credit facility requires that we meet certain financial tests, including a leverage ratio test and an interest coverage ratio test. During periods in which copper, gold and molybdenum prices or production volumes, or other conditions, reflect the adverse impact of cyclical market trends or other factors, we may not be able to comply with the applicable financial covenants.

Any failure to comply with the restrictions of our revolving credit facility or any agreement governing our other indebtedness may result in an event of default under those agreements. Such default may allow the creditors to accelerate the related debt, which acceleration may trigger cross-acceleration or cross-default provisions in other debt. Our assets and cash flow may not be sufficient to fully repay borrowings under our outstanding debt instruments, either upon maturity or, if accelerated, upon an event of default.

If, when required, we are unable to repay, refinance or restructure our indebtedness under, or amend the covenants contained in, our revolving credit facility, or if a default otherwise occurs, the lenders under our revolving credit facility could elect to terminate their commitments thereunder, cease making further loans, and declare all borrowings outstanding, together with accrued interest and other fees, to be immediately due and payable. Any such actions could force us into bankruptcy or liquidation, and we cannot provide any assurance that we could repay our obligations under the new notes in such an event.

Changes in our credit ratings may adversely affect the value of the new notes.

We cannot provide assurance as to the credit ratings that may be assigned to the new notes or that any such credit ratings will remain in effect for any given period of time or that any such ratings will not be lowered, suspended or withdrawn entirely by the rating agencies, if, in each rating agency’s judgment, circumstances warrant such an action. Further, any such ratings will be limited in scope and will not address all material risks relating to an investment in the new notes, but rather will reflect only the view of each rating agency at the time the rating is issued. An explanation of the significance of such rating may be obtained from such rating agency. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could adversely affect the market value of the new notes and increase our corporate borrowing costs.

Our financial performance and other factors could adversely impact our ability to make payments on the new notes.

Our ability to make scheduled payments with respect to our indebtedness, including the new notes, will depend on our financial and operating performance, which, in turn, is subject to prevailing economic conditions and to financial, business and other factors beyond our control.

The holding company structure of FCX and FM O&G may impact your ability to receive payment on the new notes.

Each of FCX and FM O&G is a holding company with no material assets other than the capital stock of their respective subsidiaries. As a result, our ability to repay our indebtedness, including the new notes, and FM O&G’s ability to make payments under its guarantee of the new notes, are dependent on the generation of cash flow by our subsidiaries and FM O&G’s subsidiaries, respectively, and their ability to make such cash available to us and FM O&G, by dividend, debt repayment or otherwise. Our subsidiaries, other than FM O&G but including FM O&G’s subsidiaries (collectively, the “non-guarantor subsidiaries”), do not and will not have any obligation to pay amounts due on the new notes or to make funds available for that purpose. In addition, the non-guarantor subsidiaries may not be able to, or be permitted to, make distributions to enable us to make payments in respect of our indebtedness, including each series of the new notes, or to enable FM O&G to make payments in respect of FM O&G’s guarantee of the new notes. Each of our subsidiaries is a distinct legal entity and, under certain circumstances, legal and contractual restrictions, as well as the financial condition and operating requirements of our subsidiaries, may limit our ability to obtain cash from our subsidiaries. Although the new notes and the guarantees thereof are unsubordinated obligations, they will be structurally subordinated to all liabilities of the non-guarantor subsidiaries to the extent of their assets. Our rights to participate in any distribution of such non-guarantor subsidiaries’ assets upon their liquidation, reorganization or insolvency would generally be subject to the prior claims of the non-guarantor subsidiaries’ creditors, including any trade creditors and preferred shareholders.

We may not be able to repurchase the new notes upon a Change of Control Triggering Event.

If a Change of Control Triggering Event (as defined below in the section entitled “Description of the Notes—Change of Control Triggering Event”) occurs, unless we have exercised our right to redeem the new notes, holders of the new notes will have the right to require us to purchase the new notes in cash at the redemption prices described in this prospectus. However, we may not be able to repurchase the new notes upon a Change of Control Triggering Event because we may not have sufficient funds to do so. In addition, agreements governing indebtedness incurred in the future may restrict us from purchasing the new notes in the event of a Change of Control Triggering Event. Any failure to purchase properly tendered new notes would constitute an event of default under the indenture governing the new notes, which could, in turn, cause an acceleration of our other indebtedness. See “Description of the Notes—Change of Control Triggering Event.”

Risks Related to Our Business

For information regarding risks related to our business, please see Part I, Item 1A. of our annual report on Form 10-K for the year ended December 31, 2016, filed with the SEC, as updated by our subsequent filings with the SEC.

CAUTIONARY STATEMENT

This prospectus, including the documents incorporated by reference herein, contains “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Such forward-looking information is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995. These statements may be made directly in this prospectus or may be incorporated by reference herein to other documents and may include statements relating to the period following the completion of this transaction. Our representatives may also make forward-looking statements. Forward-looking statements are all statements other than statements of historical facts, such as projections or expectations relating to ore grades and milling rates; production and sales volumes; unit net cash costs; operating cash flows; capital expenditures; exploration efforts and results; development and production activities and costs; liquidity; tax rates; the impact of copper, gold and molybdenum price changes; the impact of deferred intercompany profits on earnings; reserve estimates; future dividend payments; and share purchases and sales. The words “anticipates,” “may,” “can,” “plans,” “believes,” “estimates,” “expects,” “projects,” “targets,” “intends,” “likely,” “will,” “should,” “to be,” “potential,” and any similar expressions are intended to identify those assertions as forward-looking statements. The declaration of dividends is at the discretion of our Board of Directors (“Board”), subject to restrictions under our credit agreements, and will depend on our financial results, cash requirements, future prospects, and other factors deemed relevant by our Board. This prospectus, including the documents incorporated by reference herein, may also include forward-looking statements regarding mineralized material not included in reserves. The mineralized material described will not qualify as reserves until comprehensive engineering studies establish their feasibility. Accordingly, no assurance can be given that the estimated mineralized material not included in reserves will become proven and probable reserves.

We caution readers that forward-looking statements are not guarantees of future performance and actual results may differ materially from those anticipated, projected or assumed in the forward-looking statements. Important factors that can cause our actual results to differ materially from those anticipated in the forward-looking statements include supply of and demand for, and prices of, copper, gold and molybdenum, mine sequencing, production rates, potential effects of cost and capital expenditure reductions and production curtailments on financial results and cash flow, potential inventory adjustments, potential impairment of long-lived mining assets, the outcome of negotiations with the Indonesian government regarding PT Freeport Indonesia’s (“PT-FI”) Contract of Work (“COW”), the potential effects of violence in Indonesia generally and in the province of Papua, industry risks, regulatory changes, political risks, labor relations, weather- and climate-related risks, environmental risks, litigation results (including the final disposition of the recent unfavorable Indonesian Tax Court ruling relating to surface water taxes) and other factors described in more detail in Part I, Item 1A. “Risk Factors” of our annual report on Form 10-K for the year ended December 31, 2016, filed with the U.S. Securities and Exchange Commission. With respect to our operations in Indonesia, such factors include whether PT-FI will be able to resolve complex regulatory matters in Indonesia.

Investors are cautioned that many of the assumptions upon which our forward-looking statements are based are likely to change after the forward-looking statements are made, including for example commodity prices, which we cannot control, and production volumes and costs, some aspects of which we may not be able to control. Further, we may make changes to our business plans that could affect our results. We caution investors that we do not intend to update forward-looking statements more frequently than quarterly notwithstanding any changes in our assumptions, changes in business plans, actual experience or other changes, and we undertake no obligation to update any forward-looking statements.

USE OF PROCEEDS

This exchange offer is intended to satisfy our obligations under the registration rights agreements. We will not receive any cash proceeds from the issuance of the new notes. The new notes will be exchanged for old notes as described in this prospectus upon our receipt of old notes. We will cancel all of the old notes surrendered in exchange for the new notes.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table sets forth FCX’s consolidated historical financial information that has been derived from (1) FCX’s audited consolidated financial statements as of and for the years ended December 31, 2016, 2015, 2014, 2013 and 2012 and (2) FCX’s unaudited consolidated financial statements as of and for the three months ended March 31, 2017 and 2016. All references to income or losses per share are on a diluted basis, unless otherwise noted. Additionally, in accordance with accounting guidelines, TF Holdings Limited (“TFHL”), through which FCX held an interest in the Tenke Fungurume mine until it was sold in November 2016, is reported as discontinued operations for all periods presented. You should read this financial information in conjunction with Part II, Items 7. and 7A. “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Quantitative and Qualitative Disclosures About Market Risk” and Part II, Item 8. “Financial Statements and Supplementary Data” of FCX’s Annual Report on Form 10-K for the year ended December 31, 2016, and FCX’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, each of which is incorporated into this offering memorandum and consent solicitation statement by reference. See “Where You Can Find More Information.” Results for prior periods may not be indicative of results that may be achieved in future periods.

	Three Months Ended March 31,			Years Ended December 31,
	2017		2016	2016		2015	2014	2013[a]		2012
				(In millions, except per share amounts)
CONSOLIDATED FINANCIAL DATA
Revenues	$3,341		$3,242	$14,830	[b]	$14,607 [b]	$20,001 [b]	$19,331	[b]	$16,661
Operating income (loss)	$580	[c,d]	$(3,872)[c,e]	$(2,792	) [c,f]	$(13,512)[c,g]	$(298)[c,h]	$4,820	[c,i]	$5,299	[c,j]
Net income (loss) from continuing operations	$268		$(4,097)	$(3,832	) [k,l]	$(12,180)[m]	$(1,022)[k,l]	$3,053	[k,l,n]	$3,578	[k,l]
Net income (loss) from discontinued operations	$38	[o]	$(4)[p]	$(193	) [p]	$91 [p]	$277 [p]	$388	[p]	$402	[p]
Net income (loss) attributable to common stock	$228		$(4,184)	$(4,154	) [q]	$(12,236)	$(1,308)	$2,658		$3,041
Basic net income (loss) per share attributable to common stock:
Continuing operations	$0.13		$(3.34)	$(2.96)		$(11.32)	$(1.37)	$2.45		$2.96
Discontinued operations	0.03		(0.01)	(0.20)		0.01	0.11	0.20		0.24

	$0.16		$(3.35)	$(3.16)		$(11.31)	$(1.26)	$2.65		$3.20
Basic weighted-average common shares outstanding	1,446		1,251	1,318		1,082	1,039	1,002		949
Diluted net income (loss) per share attributable to common stock:
Continuing operations	$0.13		$(3.34)	$(2.96)		$(11.32)	$(1.37)	$2.44		$2.94
Discontinued operations	0.03		(0.01)	(0.20)		0.01	0.11	0.20		0.25

	$0.16		$(3.35)	$(3.16)		$(11.31)	$(1.26)	$2.64		$3.19
Diluted weighted-average common shares outstanding	1,454		1,251	1,318		1,082	1,039	1,006		954
Dividends declared per share of common stock	$—		$—	$—		$0.2605	$1.25	$2.25		$1.25
Operating cash flows	$792		$740	$3,729		$3,220	$5,631	$6,139		$3,774
Capital expenditures	$344		$982	$2,813		$6,353	$7,215	$5,286		$3,494
At March 31/December 31:
Cash and cash equivalents	$4,001		$231	$4,245		$177	$298	$1,864		$3,567
Property, plant, equipment and mine development costs, net	$23,117		$23,870	$23,219		$23,986	$22,649	$20,401		$17,499
Oil and gas properties, net	$57		$3,443	$74		$7,093	$19,274	$23,359		$—
Assets held for sale, including current portion[r]	$408		$5,312	$344		$5,306	$5,339	$5,128		$4,717
Total assets	$36,576		$42,664	$37,317		$46,577	$58,674	$63,385		$35,421
Total debt, including current portion	$15,363		$20,675	$16,027		$20,324	$18,741	$20,476		$3,340
Redeemable noncontrolling interest	$—		$767	$—		$764	$751	$716		$—
Total stockholders’ equity	$6,318		$3,692	$6,051		$7,828	$18,287	$20,934		$17,543

a.	Includes the results of oil and gas operations beginning June 1, 2013.
b.	Includes net noncash mark-to-market (losses) gains associated with crude oil and natural gas derivative contracts totaling $(41) million ($(41) million to net loss attributable to common stock or $(0.03) per share) in 2016, $(319) million ($(198) million to net loss attributable to common stock or $(0.18) per share) in 2015, $627 million ($389 million to net loss attributable to common stock or $0.37 per share) in 2014 and $(312) million ($(194) million to net income attributable to common stock or $(0.19) per share) for the seven-month period from June 1, 2013, to December 31, 2013.
c.	Includes net charges (credits) for adjustments to environmental obligations and related litigation reserves of $19 million ($19 million to net income attributable to common stock or $0.01 per share) in first-quarter 2017, $1 million ($1 million to net loss attributable to common stock or less than $0.01 per share) in first-quarter 2016, $(16) million ($(16) million to net loss attributable to common stock or $(0.01) per share) in 2016, $43 million ($28 million to net loss attributable to common stock or $0.03 per share) in 2015, $76 million ($50 million to net loss attributable to common stock or $0.05 per share) in 2014, $19 million ($17 million to net income attributable to common stock or $0.02 per share) in 2013 and $(62) million ($(40) million to net income attributable to common stock or $(0.04) per share) in 2012.
d.	First-quarter 2017 includes net charges totaling $18 million to operating income ($8 million to net income attributable to common stock or $0.01 per share) consisting of (i) $40 million for charges at mining operations for costs charges directly to cost of sales at PT Freeport Indonesia (PT-FI) as a result of regulatory restrictions on its concentrate exports and asset impairments at Morenci and (ii) $21 million for oil and gas contract termination costs, partly offset by (iii) $20 million for net credits associated with oil and gas drillship settlements and (iv) net gains on sales of assets totaling $23 million associated with oil and gas transactions.
e.	First-quarter 2016 includes charges totaling $4.0 billion to operating loss ($4.0 billion to net loss attributable to common stock or $3.19 per share) consisting of $3.8 billion for impairment of oil and gas properties and $200 million for other charges at oil and gas operations associated with idle rig costs, inventory adjustments and asset impairment.
f.	The year 2016 includes net charges totaling $4.9 billion to operating loss ($4.8 billion to net loss attributable to common stock or $3.67 per share) consisting of (i) $4.3 billion for impairment of oil and gas properties, (ii) $926 million for drillship settlements/idle rig and contract termination costs, (iii) $196 million for other charges at oil and gas operations primarily associated with inventory adjustments, asset impairment and other restructuring charges and (iv) $69 million for charges at mining operations for metals inventory adjustments, PT-FI asset retirement and Cerro Verde social commitments, partly offset by (v) net gains on sales of assets totaling $649 million mostly associated with the Morenci and Timok transactions, partly offset by estimated losses associated with assets held for sale.
g.	The year 2015 includes net charges totaling $13.8 billion to operating loss ($12.0 billion to net loss attributable to common stock or $11.10 per share) consisting of (i) $13.1 billion for impairment of oil and gas properties, (ii) $338 million for metals inventory adjustments, (iii) $188 million for charges at oil and gas operations primarily associated with other asset impairment and inventory adjustments, idle/terminated rig costs and prior year mineral tax assessments related to the California properties, (iv) $145 million for charges at mining operations primarily associated with asset impairment, restructuring and other net charges and (v) $18 million for executive retirement benefits, partly offset by (vi) a net gain on sales of assets of $39 million for the sale of our interest in the Luna Energy power facility.
h.	The year 2014 includes net charges totaling $4.8 billion to operating loss ($3.6 billion to net loss attributable to common stock or $3.46 per share) consisting of (i) $3.7 billion for impairment of oil and gas properties, (ii) $1.7 billion to impair the full carrying value of goodwill, (iii) $46 million for charges at oil and gas operations primarily associated with idle/terminated rig costs and inventory adjustments and (iv) $6 million for adjustments to molybdenum inventories, partly offset by (v) net gains on sales of assets of $717 million primarily from the sale of our 80 percent interests in the Candelaria and Ojos del Salado mining operations.
i.

The year 2013 includes charges totaling $232 million to operating income ($137 million to net income attributable to common stock or $0.14 per share) consisting of (i) $80 million for transaction and related costs principally associated with oil and gas acquisitions, (ii) $76 million associated with updated mine plans at Morenci that resulted in a loss in recoverable leach stockpiles, (iii) $37 million for restructuring an executive employment arrangement, (iv) $36 million associated with a labor agreement at Cerro Verde and (v) $3 million for adjustments to molybdenum inventories.
j.	The year 2012 includes net charges totaling $16 million to operating income ($8 million to net income attributable to common stock or $0.01 per share) associated with a labor agreement at Candelaria.
k.	Includes after-tax net gains (losses) on exchanges and early extinguishment of debt totaling $26 million ($0.02 per share) in 2016, $3 million (less than $0.01 per share) in 2014, $(28) million ($(0.03) per share) in 2013 and $(149) million ($(0.16) per share) in 2012.
l.	Includes net tax credits (charges) of $370 million ($374 million net of noncontrolling interests or $0.28 per share) in 2016 associated with alternative minimum tax credits, changes to valuation allowances, net operating loss carryback claims and changes in Peruvian tax rules; $(121) million ($(103) million net of noncontrolling interests or $(0.10) per share) in 2014 associated with deferred taxes recorded in connection with the allocation of goodwill to the sale of Eagle Ford shale assets and for changes in Chilean and Peruvian tax rules, partly offset by a net benefit related to changes in U.S. state income tax filing positions; $199 million ($0.20 per share) in 2013 for reductions in valuation allowances resulting from the oil and gas acquisitions; $205 million ($98 million net of noncontrolling interests or $0.11 per share) in 2012 primarily for adjustments to Cerro Verde’s deferred income taxes.
m.	The year 2015 includes a gain of $92 million ($92 million to net loss attributable to common stock or $0.09 per share) related to net proceeds received from insurance carriers and other third parties related to the shareholder derivative litigation settlement.
n.	The year 2013 includes a gain of $128 million ($0.13 per share) related to our preferred stock investments in and the subsequent acquisition of McMoRan Exploration Co.
o.	Primarily reflects adjustments to the fair value of potential contingent consideration related to the November 2016 sale of FCX’s interest in TFHL, which in accordance with accounting guidelines will continue to be adjusted through December 31, 2019.
p.	Reflects the results of TFHL through November 16, 2016, and includes charges for allocated interest expense associated with the portion of the term loan that was required to be repaid as a result of the sale of our interest in TFHL. The year 2016 also includes a net charge of $198 million for the loss on disposal.
q.	The year 2016 includes a gain on redemption of a redeemable noncontrolling interest of $199 million ($0.15 per share) associated with the settlement of a preferred stock obligation at our Plains Offshore Operations Inc. subsidiary.
r.	In accordance with accounting guidelines, the assets and liabilities of TFHL, Freeport Cobalt and the Kisanfu exploration project have been presented as held for sale in the consolidated balance sheets for all periods presented.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods indicated.

	For the three months ended March 31, 2017	For the years ended December 31,
		2016		2015		2014		2013	2012
Ratio of earnings to fixed charges [a]	3.2x	—	[b]	—	[c]	—	[d]	6.8x	18.3x

a.	For purposes of computing the consolidated ratio of earning to fixed charges, earnings consist of income (loss) before income taxes and equity in affiliated companies’ net earnings (losses). Noncontrolling interests were not deducted from earnings as all such subsidiaries had fixed charges. Fixed charges consist of interest (including capitalized interest) of all indebtedness; amortization of debt discounts, premiums and expenses; the portion of rental expense that FCX believes to be representative of interest; and preferred stock dividends of a consolidated subsidiary. The ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for the years presented because no shares of preferred stock were outstanding during these years.
b.	As a result of the loss recorded in 2016, the ratio coverage was less than 1:1. FCX would have needed to generate additional earnings of $3.5 billion to achieve coverage of 1:1 in 2016.
c.	As a result of the loss recorded in 2015, the ratio coverage was less than 1:1. FCX would have needed to generate additional earnings of $14.3 billion to achieve coverage of 1:1 in 2015.
d.	As a result of the loss recorded in 2014, the ratio coverage was less than 1:1. FCX would have needed to generate additional earnings of $1.0 billion to achieve coverage of 1:1 in 2014.

DESCRIPTION OF THE NOTES

The notes are debt securities that were issued, or will be issued, as applicable, under the indenture dated as of December 13, 2016, among FCX, FM O&G, as guarantor, and U.S. Bank National Association, as trustee (the “trustee”). The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The following description is only a summary of the material provisions of the notes and the indenture. The following summary does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the indenture. You should read the notes, the indenture and the registration rights agreement relating to the applicable series of the new notes in their entirety because they, and not this description, define your rights as holders of the new notes.

Unless the context requires otherwise, all references to the “Company,” “FCX,” “we,” “us” and “our” in this section refer solely to Freeport-McMoRan Inc. and not to its subsidiaries; and all references to “FM O&G” refer solely to Freeport-McMoRan Oil & Gas LLC and not to its subsidiaries.

Unless the context requires otherwise, all references to the “notes” below refer to the old notes and the new notes, collectively; all references to the “2019 notes” below refer to the old 2019 notes and the new 2019 notes, collectively; all references to the “2020 notes” below refer to the old 2020 notes and the new 2020 notes, collectively; all references to the “2021 notes” below refer to the old 2021 notes and the new 2021 notes, collectively; all references to the “2022 notes” below refer to the old 2022 notes and the new 2022 notes, collectively; and all references to the “2023 notes” below refer to the old 2023 notes and the new 2023 notes.

General

We are offering to exchange up to $179,127,000 of new 2019 notes for up to $179,127,000 of old 2019 notes, up to $552,107,000 of new 2020 notes for up to $552,107,000 of old 2020 notes, up to $228,133,000 of new 2021 notes for up to $228,133,000 of old 2021 notes, up to $403,707,000 of new 2022 notes for up to $403,707,000 of old 2022 notes and up to $728,030,000 of new 2023 notes for up to $728,030,000 of old 2023 notes. The new 2019 notes will mature on June 15, 2019, the new 2020 notes will mature on November 15, 2020, the new 2021 notes will mature on May 1, 2021, the new 2022 notes will mature on February 1, 2022 and the new 2023 notes will mature on February 15, 2023. The terms of the new notes are identical in all material respects to the terms of the old notes, except that the new notes have been registered under the Securities Act, and the transfer restrictions and registration rights relating to the old notes do not apply to the new notes. The new notes will be issued only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The new notes will not be entitled to any sinking fund.

Interest on the new notes will accrue from the most recent date on which interest has been paid on the old notes, or if no interest has been paid, from December 13, 2016. If your old notes are tendered and accepted for exchange, you will receive interest on the new notes and not the old notes. Any old notes not tendered or not accepted for exchange will remain outstanding and continue to accrue interest according to their terms.

Interest will accrue on the new 2019 notes at the rate of 6.125% per annum, payable semi-annually on June 15 and December 15 of each year, beginning on December 15, 2017, to the persons in whose names the notes are registered in the security register at the close of business on the June 1 or December 1 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of such notes is payable.

Interest will accrue on the new 2020 notes at the rate of 6.50% per annum, payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2017, to the persons in whose names the notes are registered in the security register at the close of business on the May 1 or November 1 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of such notes is payable.

Interest will accrue on the new 2021 notes at the rate of 6.625% per annum, payable semi-annually on May 1 and November 1 of each year, beginning on November 1, 2017, to the persons in whose names the notes are registered in the security register at the close of business on the April 15 or October 15 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of such notes is payable.

Interest will accrue on the new 2022 notes at the rate of 6.75% per annum, payable semi-annually on February 1 and August 1 of each year, beginning on August 1, 2017, to the persons in whose names such notes are registered in the security register at the close of business on the January 15 or July 15 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of such notes is payable.

Interest will accrue on the new 2023 notes at the rate of 6.875% per annum, payable semi-annually on February 15 and August 15 of each year, beginning on August 15, 2017, to the persons in whose names such notes are registered in the security register at the close of business on the February 1 or August 1 preceding the relevant interest payment date, except that interest payable at maturity shall be paid to the same persons to whom principal of such notes is payable.

Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The indenture does not limit the amount of notes that we may issue. We may from time to time, without notice to or the consent of the registered holders of any series of notes, create and issue additional notes ranking equally and ratably with any series of notes in all respects (other than the issue price, the date of issuance, the payment of interest accruing prior to the issue date of such additional notes and, in some cases, the first payment of interest following the issue date of such additional notes). Any such additional notes shall be consolidated and form a single series with the applicable series of notes, including for purposes of voting and redemptions, provided that if the additional notes are not fungible with the notes of such series initially issued for U.S. federal income tax purposes, such additional notes shall have a separate CUSIP number.

The indenture does not limit our ability, or the ability of our subsidiaries, to incur additional indebtedness. The indenture and the terms of the notes do not contain any covenants (other than those described herein) designed to afford holders of any notes protection in a highly leveraged or other transaction involving us that may adversely affect holders of the notes.

There are no public trading markets for the notes, and we do not intend to apply for listing of the notes on any national securities exchange or for quotation of the notes on any automated dealer quotation system.

Ranking

The indebtedness evidenced by the notes and the guarantee will be our and FM O&G’s senior unsecured obligations and will rank senior in right of payment to any subordinated indebtedness we or FM O&G may incur in the future and equally in right of payment with all of our and FM O&G’s existing and future unsecured and unsubordinated indebtedness. The notes will be effectively subordinated to any secured indebtedness that we and FM O&G may have or incur in the future to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to the indebtedness and other liabilities (including trade accounts payable) of our subsidiaries, other than FM O&G and FM O&G’s subsidiaries.

As of March 31, 2017, we and our consolidated subsidiaries together had outstanding indebtedness of approximately $11.6 billion that ranked equally with the notes, we had no material secured indebtedness outstanding (excluding secured indebtedness of our subsidiaries), our subsidiaries other than FM O&G had approximately $26.8 billion of outstanding indebtedness and other liabilities to which the notes are structurally subordinated and FM O&G had $0.3 billion of outstanding indebtedness that ranked equally with the notes and no secured indebtedness outstanding.

Guarantee

On December 13, 2016, FM O&G entered into an indenture, pursuant to which FM O&G agreed to fully and unconditionally guarantee our obligations under the notes and the indenture. Accordingly, the new notes will be fully and unconditionally guaranteed by FM O&G (such guarantee of the new notes herein referred to as the “guarantee requirement”). FM O&G’s guarantee of the notes:

•	is a general unsecured obligation of FM O&G;

•	ranks equally in right of payment with all existing and future unsecured and unsubordinated indebtedness of FM O&G, but is effectively subordinated to all of FM O&G’s future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	is senior in right of payment to all existing and future subordinated indebtedness of FM O&G.

FM O&G is our only subsidiary that guarantees the notes. In the event of a bankruptcy, liquidation or reorganization of any of our non-guarantor subsidiaries, the non-guarantor subsidiaries will pay the holders of their debt and their trade creditors before they will be able to distribute any of their assets to us. As of March 31, 2017, our non-guarantor subsidiaries held approximately 50 percent of our consolidated liabilities and substantially all of our consolidated assets. For the three months ended March 31, 2017, our non-guarantor subsidiaries generated substantially all of our consolidated revenue and operating income.

The obligations of FM O&G under its guarantee of the notes are limited as necessary to prevent such guarantee from constituting a fraudulent conveyance or fraudulent transfer under applicable law; however, the effect of such provision may be limited by applicable law. See “Risk Factors—Risks Related to the New Notes—The guarantee of the new notes by FM O&G could be voided if it constitutes a fraudulent transfer under U.S. bankruptcy or similar state law, which would prevent the holders of the new notes from relying on FM O&G to satisfy claims.”

The indenture provides for the release of the FM O&G guarantee in certain circumstances, including:

•	if all or substantially all of the equity interests or assets of FM O&G are sold, transferred or otherwise disposed of, other than to us, one of our subsidiaries or one of our affiliates;

•	if FM O&G no longer (1) has any obligations in respect of any FM O&G notes or any refinancing or replacement thereof and (2) guarantees any obligations of FCX in respect of (and is no longer a co-borrower under) any of our revolving credit facility or Other Senior Debt (as defined below) or, in each case, any refinancing or replacement thereof, and is released or discharged from each guarantee granted by FM O&G with respect to all of such indebtedness other than obligations arising under the indenture and any notes issued under the indenture, except discharges or releases by, or as a result of payment under, such guarantees; and

•	under the circumstances described under “—Additional Guarantors.”

“Other Senior Debt” means any other unsecured, unsubordinated capital market indebtedness of FCX ranking on a pari passu basis with the obligations of FCX under the indenture that is issued in a registered public offering or a private placement transaction (including pursuant to Rule 144A under the Securities Act).

Optional Redemption

Except as described below, the new 2022 notes are not redeemable until February 1, 2018 and the new 2023 notes are not redeemable until February 15, 2020. The new 2019 notes, the new 2020 notes, the new 2021 notes, the new 2022 notes and the new 2023 notes may be redeemed by FCX in whole or in part, from time to time on or after the applicable date set forth below, upon not less than 30 nor more than 60 days’ notice, at the following redemption prices (expressed as a percentage of principal amount) plus accrued and unpaid interest on the notes to be redeemed to, but not including, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date) if:

in the case of the new 2019 notes, on and after the issue date, redeemed during the twelve-month period beginning on June 15 of the years indicated below:

Year	Redemption Price
2016	103.063%
2017	101.531%
2018 and thereafter	100.000%

in the case of the new 2020 notes, on and after the issue date, redeemed during the twelve-month period beginning on November 15 of the years indicated below:

Year	Redemption Price
2016	103.500%
2017	101.875%
2018 and thereafter	100.000%

in the case of the new 2021 notes, on and after the issue date, redeemed during the twelve-month period beginning on May 1 of the years indicated below:

Year	Redemption Price
2016	103.563%
2017	102.458%
2018	101.354%
2019 and thereafter	100.000%

in the case of the new 2022 notes, redeemed during the twelve-month period beginning on February 1 of the years indicated below:

Year	Redemption Price
2018	103.375%
2019	102.250%
2020	101.125%
2021 and thereafter	100.000%

in the case of the new 2023 notes, redeemed during the twelve-month period beginning on February 15 of the years indicated below:

Year	Redemption Price
2020	103.438%
2021	102.292%
2022	101.146%

The new 2022 notes and the new 2023 notes will also be redeemable, in whole or in part, at FCX’s option at any time or from time to time, prior to February 1, 2018 in the case of the new 2022 notes and prior to February 15, 2020 in the case of the new 2023 notes (with respect to each such series of notes, the “First Call Date”), at the applicable Make-Whole Price (as defined below), in accordance with the provisions of the indenture.

“Make-Whole Price” with respect to any notes to be redeemed means an amount equal to the greater of: (1) 100% of the principal amount of such notes; and (2) the sum of the present values of (a) the redemption price of such notes at the applicable First Call Date, and (b) the remaining scheduled payments of interest from the redemption date to the applicable First Call Date (not including any portion of such payments of interest accrued as of the redemption date), discounted back to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate (as defined below) plus 50 basis points; plus, in the case of both (1) and (2), accrued and unpaid interest on such notes to the redemption date. Unless FCX defaults in payment of the Make-Whole Price, on and after the applicable redemption date, interest will cease to accrue on the notes to be redeemed.

“Comparable Treasury Issue” means, with respect to notes to be redeemed, the U.S. Treasury security selected by an Independent Investment Banker as having a maturity most nearly equal to the period from the redemption date to the applicable First Call Date, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities; provided if such period is less than one year, then the U.S. Treasury security having a maturity of one year shall be used.

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

“Independent Investment Banker” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors, at FCX’s option, or, if such firms or the successors, if any, to such firms, as the case may be, are unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by FCX.

“Reference Treasury Dealer” means J.P. Morgan Securities LLC, Merrill Lynch, Pierce, Fenner & Smith Incorporated and three additional primary U.S. government securities dealers in New York City (each a “Primary Treasury Dealer”) selected by FCX, and their respective successors (provided, however, that if any such firm or any such successor, as the case may be, shall cease to be a primary U.S. government securities dealer in New York City, FCX shall substitute therefor another Primary Treasury Dealer).

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, (1) the yield, under the heading which represents the average for the immediately preceding week, appearing in the most recently published statistical release designated “H.15(159)” or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption “Treasury Constant Maturities,” for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the stated maturity, yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined, and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight-line basis, rounding to the nearest month) or (2) if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated by the Company on the third business day preceding the redemption date.

The notice of redemption with respect to the foregoing redemption need not set forth the Make-Whole Price but only the manner of calculation thereof. FCX will notify the trustee of the Make-Whole Price with respect to any redemption promptly after the calculation, and the trustee shall not be responsible for such calculation.

If less than all of the notes are to be redeemed at any time, selection of such notes for redemption will be made by the trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or, if such notes are not so listed, on a pro rata basis (or, in the case of global notes, on as nearly a pro rata basis as possible, subject to the procedures of the DTC), by lot or by such method as the trustee shall deem fair and appropriate. Notices of redemption shall be mailed by first class mail (or, when the notes are in the form of global notes, sent electronically pursuant to the applicable procedures of DTC) at least 30 but not more than 60 days before the redemption date to each holder of the applicable series of notes to be redeemed at its registered address.

If any note is to be redeemed in part only, the notice of redemption that relates to such note shall state the portion of the principal amount thereof to be redeemed. A new note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on the notes or portions of the notes called for redemption unless FCX defaults in making the redemption payment. Any redemption or notice of redemption may, at our discretion, be subject to one or more conditions precedent.

Change of Control Triggering Event

Upon the occurrence of a Change of Control Triggering Event with respect to the notes of any series, unless we have exercised our right to redeem the notes of the applicable series as described under “—Optional Redemption” by giving irrevocable notice to the trustee, in accordance with the indenture, each holder of notes of the applicable series will have the right to require us to purchase all or a portion of such holder’s applicable series of notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”), subject to the rights of holders of the applicable series of notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless we have exercised our right to redeem the notes of the applicable series, within 30 days following the date upon which the Change of Control Triggering Event occurred with respect to the applicable series of notes, or at our option, prior to any Change of Control but after the public announcement of the pending Change of Control, we will be required to send, by first class mail (or, when the notes are in the form of global notes, to send electronically pursuant to the applicable procedures of DTC), a notice to each holder of the applicable series of notes, with a copy to the trustee, which notice will govern the terms of the Change of Control Offer. Such notice will state, among other things, the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is sent, other than as may be required by law (the “Change of Control Payment Date”). The notice, if sent prior to the date of consummation of the Change of Control, will state that the Change of Control Offer is conditioned on the Change of Control being consummated on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, we will, to the extent lawful:

•	accept or cause a third party to accept for payment all notes or portions of notes properly tendered pursuant to the Change of Control Offer;

•	deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions of notes properly tendered; and

•	deliver or cause to be delivered to the trustee the notes properly accepted together with an officers’ certificate stating the aggregate principal amount of notes or portions of notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by us of notes pursuant to the Change of Control Offer have been complied with.

We will not be required to make a Change of Control Offer with respect to the applicable series of notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by us and such third party purchases all the notes of the applicable series properly tendered and not withdrawn under its offer.

We will comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes of the applicable series as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the notes of the applicable series, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control Offer provisions of the notes by virtue of any such conflict.

For purposes of the foregoing discussion of a Change of Control Offer, the following definitions are applicable:

“Change of Control” means the occurrence of any of the following after the date of issuance of the notes:

1.	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of FCX and its subsidiaries taken as a whole to any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act) other than to FCX or one of its subsidiaries;

2.	the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” or “group” (as those terms are used in Section 13(d)(3) of the Exchange Act, it being agreed that an employee of FCX or any of its subsidiaries for whom shares are held under an employee stock ownership, employee retirement, employee savings or similar plan and whose shares are voted in accordance with the instructions of such employee shall not be a member of a “group” (as that term is used in Section 13(d)(3) of the Exchange Act) solely because such employee’s shares are held by a trustee under said plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of Voting Stock representing more than 50% of the voting power of our outstanding Voting Stock or of the Voting Stock of any of FCX’s direct or indirect parent companies;

3.	we consolidate with, or merge with or into, any Person, or any Person consolidates with, or merges with or into, us, in any such event pursuant to a transaction in which any of our outstanding Voting Stock or Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where our Voting Stock outstanding immediately prior to such transaction constitutes, or is converted into or exchanged for, Voting Stock representing at least a majority of the voting power of the Voting Stock of the surviving Person immediately after giving effect to such transaction;

4.	the first day on which a majority of the members of our board of directors or the board of directors of any of FCX’s direct or indirect parent companies are not Continuing Directors; or

5.	the adoption of a plan relating to our liquidation or dissolution.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control solely because we become a direct or indirect wholly-owned subsidiary of a holding company if the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of our Voting Stock immediately prior to that transaction.

“Change of Control Triggering Event” means, with respect to any series of notes, (i) the rating of such notes is lowered by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing on the earlier of (a) the occurrence of a Change of Control and (b) the first public announcement by us of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which Trigger Period will be extended following consummation of a Change of Control for so long as any of the Rating Agencies has publicly announced that it is considering a possible ratings change), and (ii) such notes are rated below Investment Grade by each of the Rating Agencies on any day during the Trigger Period; provided that a Change of Control Trigger Event will not be deemed to have occurred in respect of a particular Change of Control if each Rating Agency making the reduction in rating does not publicly announce or confirm or inform the trustee at our request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of or in respect of, the Change of Control.

Notwithstanding the foregoing, no Change of Control Triggering Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Continuing Director” means, as of any date of determination, any member of the applicable board of directors who: (1) was a member of such board of directors on the date of issuance of the notes or (2) was nominated for election, elected or appointed to such board of directors with the approval of a majority of the Continuing Directors who were members of such board of directors at the time of such nomination, election or appointment (either by a specific vote or by approval of a proxy statement in which such member was named as a nominee for election as a director).

“Investment Grade” means a rating of Baa3 or better by Moody’s (or its equivalent under any successor rating category of Moody’s) and a rating of BBB- or better by S&P (or its equivalent under any successor rating category of S&P), and the equivalent investment grade credit rating from any replacement rating agency or rating agencies selected by us under the circumstances permitting us to select a replacement agency and in the manner for selecting a replacement agency, in each case as set forth in the definition of “Rating Agency.”

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Rating Agency” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to provide rating services to issuers or investors, we may appoint another “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement for such Rating Agency.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

For purposes of the notes, the following definition is applicable:

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of FCX and its subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise, established definition of the phrase under applicable law. Accordingly, the applicability of the requirement that we offer to repurchase the notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of FCX and its subsidiaries taken as a whole to another Person or group may be uncertain.

Certain Covenants

Restriction on Liens

We will not, nor will we permit any Domestic Subsidiary to, incur, issue, assume or guarantee any Debt secured by a Lien upon any Principal Property or on any shares of stock or indebtedness of any Domestic Subsidiary (whether such Principal Property, shares of stock or indebtedness is now owned or hereafter acquired) without in any such case effectively providing that the notes (together with, if we shall so determine, any other indebtedness of or guaranteed by us or such Domestic Subsidiary ranking equally with the notes then existing or thereafter created) shall be secured equally and ratably with such Debt for so long as such Debt is so secured, except that the foregoing restrictions shall not apply to:

(i) Liens on property, shares of stock or indebtedness of or guaranteed by any Person existing at the time such Person becomes a Domestic Subsidiary;

(ii) Liens on property existing at the time of acquisition thereof or to secure the payment of all or part of the purchase or construction price of property, or to secure Debt incurred or guaranteed for the purpose of financing all or part of the purchase or construction price of property or the cost of improvements on property, which Debt is incurred or guaranteed prior to, at the time of, or within 180 days after the later of such acquisition or completion of such improvements or construction or commencement of commercial operation of the property;

(iii) Liens in favor of us or any Subsidiary;

(iv) Liens on property of a Person existing at the time such Person is merged into or consolidated with us or a Domestic Subsidiary or at the time of a purchase, lease or other acquisition of the property of a Person as an entirety or substantially as an entirety by us or a Domestic Subsidiary;

(v) Liens on our property or that of a Domestic Subsidiary in favor of the United States of America or any State thereof, or any political subdivision thereof, or in favor of any other country, or any political subdivision thereof, or any department, agency or instrumentality of the foregoing, to secure certain payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such Liens (including, but not limited to, Liens incurred in connection with pollution control revenue bond, industrial revenue bond or similar financing);

(vi) Liens imposed by law, for example mechanics’, workmen’s, repairmen’s or other similar Liens arising in the ordinary course of business;

(vii) pledges or deposits under workmen’s compensation or similar legislation or in certain other circumstances;

(viii) Liens in connection with legal proceedings;

(ix) Liens for taxes or assessments or governmental charges or levies not yet due or delinquent, of which can thereafter be paid without penalty, or which are being contested in good faith by appropriate proceedings;

(x) Liens consisting of restrictions on the use of real property that do not interfere materially with the property’s use;

(xi) Liens existing on the date of the indenture;

(xii) Liens securing or arising by reason of any netting or set-off arrangement entered into in the ordinary course of banking or other trading activities or Liens over cash accounts securing cash pooling arrangements;

(xiii) Liens securing all or part of the cost of exploring, producing, gathering, transporting, processing, marketing, drilling or developing any of our or our Domestic Subsidiaries’ properties, in each case incurred in the ordinary course of a Related Business, or securing indebtedness incurred to provide funds therefor or indebtedness incurred to finance all or part of the cost of acquiring, constructing, altering, improving or repairing any such properties or improvements used in connection with such properties, in each case incurred in the ordinary course of a Related Business, or securing indebtedness incurred to provide funds therefor;

(xiv) Liens reserved in oil, gas or other mineral leases for bonus or rental payments and for compliance with the terms of such leases;

(xv) Liens pursuant to partnership agreements, oil, gas and other mineral leases, farm-out agreements, division orders, contracts for the sale, purchase, exchange or processing of oil, gas or other hydrocarbons, unitization and pooling declarations and agreements, operating agreements, development agreements, area of mutual interest agreements, forward sale agreements, oil and gas delivery obligations, and other agreements which are customary in the oil, gas and other mineral exploration, development and production business and in the business of processing gas and gas condensate production of the extraction of products therefrom, in each case entered into in the ordinary course of business in a Related Business; and

(xvi) any refinancing, extension, renewal or replacement (or successive refinancings, extensions, renewals or replacements), in whole or in part, of any Lien referred to in any of the foregoing clauses that does not increase the Debt secured by such Lien.

Notwithstanding the above, we may and any one or more of our Domestic Subsidiaries may, without securing the notes, incur, issue, assume or guarantee secured Debt which would otherwise be subject to the foregoing restrictions, provided that after giving effect thereto, the aggregate amount of Debt which would otherwise be subject to the foregoing restrictions then outstanding (not including secured Debt permitted under the foregoing exceptions) plus Attributable Debt relating to sale and leaseback transactions restricted by the provisions of the “Restrictions on sale and leaseback transactions” covenant below does not exceed 15% of our Consolidated Net Tangible Assets.

For the avoidance of doubt, (i) the sale or other transfer of any oil, gas or other minerals in place for a period of time until the purchaser will realize therefrom a specified amount of money (however determined) or a specified amount of such oil, gas or other minerals, (ii) the sale or other transfer of any oil, gas or other minerals in an amount such that the purchaser will realize therefrom a specified amount of money (however determined); (iii) the sale or other transfer of any other interest in property of a character commonly referred to as a “production payment”; (iv) any acquisition of any property or assets by us or our Domestic Subsidiaries that is subject to any reservation that creates or reserves for the seller an interest in any oil, gas, metals or other minerals in place or the proceeds from their sale; (v) any conveyance or assignment in which we or our Domestic Subsidiaries convey or assign an interest in any oil, gas, metals or other minerals in place or the proceeds from their sale; or (vi) any lien upon any of our or our Domestic Subsidiaries’ wholly or partially owned or leased property or assets, to secure the payment of our or our Domestic Subsidiaries’ proportionate part of the development or operating expenses in realizing the oil, gas, metal or other mineral resources of such property, shall not constitute the incurrence of Debt secured by a Lien.

Restrictions on Sale and Leaseback Transactions

Sale and leaseback transactions by us or any Domestic Subsidiary of any Principal Property (whether now owned or hereafter acquired) are prohibited unless:

(i) we or such Domestic Subsidiary would be entitled under the indenture to issue, assume or guarantee Debt secured by a Lien upon such Principal Property at least equal in amount to the Attributable Debt in respect of such transaction without equally and ratably securing the notes, provided that such Attributable Debt shall thereupon be deemed to be Debt subject to the provisions described above under “Restriction on liens” or

(ii) within 180 days, an amount in cash not less than the amount of the net proceeds from the sale of the Principal Property leased pursuant to the arrangement is applied to (x) the purchase of other property or assets or (y) the retirement of funded debt ( which is Debt that matures at or is extendible or renewable at the option of the obligor to a date more than twelve months after the date of the creation of such Debt) ranking pari passu with the notes.

The restrictions described above do not apply to the following:

(i) a sale and leaseback transaction between us and a Domestic Subsidiary or between Domestic Subsidiaries, or that involves the taking back of a lease for a period of less than three years, or

(ii) if, at the time of the sale and leaseback transaction, after giving effect to the transaction, the aggregate amount of Attributable Debt relating to sale and leaseback transactions by us or any Domestic Subsidiary (other than transactions permitted by the previous bullet points in this subsection) plus all outstanding secured Debt restricted by the provisions of the “Restriction on liens” covenant above, does not exceed 15% of our Consolidated Net Tangible Assets.

Certain Definitions Relating to Our Restrictive Covenants. Following are the meanings of the terms that are important in understanding the restrictive covenants previously described.

“Attributable Debt” means the present value (discounted at the rate of interest implicit in the terms of the lease) of the obligation of a lessee for net rental payments during the remaining term of any lease (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Consolidated Net Tangible Assets” means the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any indebtedness for money borrowed having a maturity of less than 12 months from the date of the most recent consolidated balance sheet of FCX but which by its terms is renewable or extendable beyond 12 months from such date at the option of the borrower) and (b) all goodwill, trade names, patents, unamortized debt discount and expense and any other like intangibles, all as set forth on the most recent consolidated balance sheet of FCX and computed in accordance with U.S. generally accepted accounting principles.

“Debt” means indebtedness for money borrowed that in accordance with applicable generally accepted accounting principles would be reflected on the balance sheet of the obligor as a liability as of the date on which Debt is to be determined.

“Domestic Subsidiary” means a Subsidiary that owns or leases any Principal Property except a Subsidiary (a) that transacts any substantial portion of its business and regularly maintains any substantial portion of its fixed assets outside of the United States or (b) that is engaged primarily in financing the operation of us or our Subsidiaries, or both, outside the United States.

“Lien” means any mortgage, pledge, lien or other encumbrance.

“Principal Property” means a single oil, gas, metal or other mineral property (other than inventory or receivables), building, structure, concentrator, smelter, refinery, facility or plant, together with the land upon which it stands and the fixtures that are a part of it, owned or leased by FCX or any Domestic Subsidiary which has a net book value in excess of 2.5% of Consolidated Net Tangible Assets other than any oil, gas, metal or other mineral property, building, structure, concentrator, smelter, refinery, facility or plant which in the opinion of FCX’s board of directors, is not of material importance to the business conducted by FCX and its Subsidiaries as an entirety.

“Related Business” means any business which is the same as or related, ancillary or complementary to any of the businesses of FCX as of December 13, 2016.

“Subsidiary” means any corporation, partnership or other legal entity (a) the accounts of which are consolidated with ours in accordance with U.S. generally accepted accounting principles and (b) of which, in the case of a corporation, more than 50% of the outstanding voting stock is owned, directly or indirectly, by us or by one or more other Subsidiaries, or by us and one or more other Subsidiaries or, in the case of any partnership or other legal entity, more than 50% of the ordinary equity capital interests is, at the time, directly or indirectly owned or controlled by us or by one or more of the Subsidiaries or by us and one or more of the Subsidiaries.

Consolidation, Merger or Sale

The indenture does not restrict the ability of FCX to merge or consolidate with or into, or sell, convey, transfer or lease all or substantially all of its properties and assets to any Person as long as certain conditions are met. We may only merge or consolidate with or into, or sell, convey, transfer or lease all or substantially all of our properties and assets to, any Person, if (1) we are the surviving Person or the successor Person (if other than us) is organized and validly existing under the laws of any U.S. domestic jurisdiction, (2) immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, shall have occurred and be continuing, and (3) certain other conditions are met. Any such successor, acquiror or lessor of such assets must expressly assume all of our obligations under the indenture and the notes and will succeed to every right and power of FCX under the indenture. Thereafter, except in the case of a lease, the predecessor or transferor of such assets will be relieved of all obligations and covenants under the indenture and the notes.

Additional Guarantors

If any subsidiary of FM O&G that has not already guaranteed the notes guarantees or becomes a borrower or guarantor under any obligations pursuant to (1) any FM O&G notes or any refinancing or replacement thereof or (2) any of our revolving credit facility, any other bank credit facility or any Other Senior Debt or, in each case, any refinancing or replacement thereof, then such subsidiary will guarantee the notes by promptly executing a supplemental indenture and delivering it to the trustee. Any such subsidiaries, together with FM O&G, are herein collectively referred to as “note guarantors.” Notwithstanding the foregoing, any guarantee by a note guarantor that was issued pursuant to this paragraph solely as a result of such note guarantor’s guarantee or incurrence of any such indebtedness shall be automatically and unconditionally released:

•	upon the release or discharge of the guarantee that resulted in the creation of such note guarantor’s guarantee of the notes (or upon such note guarantor ceasing to be a borrower), except a discharge or release by, or as a result of payment under, such guarantee; or

•	if all or substantially all of the equity interests or assets of the note guarantor are sold, transferred or otherwise disposed of other than to us, one of our subsidiaries or one of our affiliates.

Events of Default

The following are events of default under the indenture with respect to any series of notes:

•	we fail to pay interest when due and such failure continues for 30 days;

•	we fail to pay the principal or any premium when due;

•	we fail to observe or perform any other covenant or agreement contained in the notes or the indenture, other than a covenant or agreement specifically relating to, and solely for the benefit of, another series of notes, and such failure continues for 90 days after we receive a notice of default from the trustee or from the holders of at least 25% in aggregate principal amount of the outstanding notes of all of the affected series;

•	a guarantee ceases to be in full force and effect or is declared to be null and void and unenforceable or the guarantee is found to be invalid or a note guarantor denies its liability under its guarantee (other than by reason of release of the note guarantor in accordance with the terms of the indenture); and

•	certain events of bankruptcy, insolvency or reorganization occur of FCX or any note guarantor, whether voluntary or not.

If, with regard to any series of notes, an event of default resulting from a failure to pay principal, any premium or interest occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of that series may declare the principal of all notes of that series and any interest accrued thereon immediately due and payable.

If an event of default other than a failure to pay principal, any premium or interest or resulting from certain events of bankruptcy, insolvency or reorganization occurs and is continuing, the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes of all affected series (all such series voting together as a single class) may declare the principal of all notes of such affected series and any interest accrued thereon immediately due and payable.

In the case of an event of default resulting from certain events of bankruptcy, insolvency or reorganization, the principal (or such specified amount) of and accrued and unpaid interest, if any, on all outstanding notes will become and be immediately due and payable without any declaration or other act on the part of the trustee or any holder of outstanding notes. At any time after a declaration of acceleration with respect to notes of any series has been made, and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding notes of that series may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal and interest, if any, with respect to notes of that series have been cured or waived as provided in the indenture.

The holders of a majority in principal amount of the outstanding notes of all affected series (voting together as a single class) may waive any past default with respect to such series and its consequences, except a default or events of default regarding payment of principal, any premium or interest, in which case the holders of the outstanding notes of each affected series shall vote to waive such default or event of default as a separate class. Such a waiver will eliminate the default.

If an event of default occurs and is continuing, the trustee will be under no obligation to exercise any of its rights or powers under the indenture unless the holders of the notes have offered the trustee security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur, and then only to the extent required by the terms of the indenture. The holders of a majority in principal amount of the outstanding notes of all series affected by an event of default, voting together as a single class, or, in the event of a default in the payment of principal, any premium or interest, the holders of a majority of the principal amount outstanding of each affected series voting as a separate class, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes of such series, provided that:

•	such direction is not in conflict with any law or the indenture or unduly prejudicial to the rights of holders of any other series of notes outstanding; and

•	unless otherwise provided under the Trust Indenture Act, the trustee need not take any action that might involve it in personal liability.

A holder of notes of a particular series will only have the right to institute a proceeding under the indenture or to appoint a receiver or trustee, or to seek other remedies, in each case with respect to such series of notes, if:

•	the holder has given written notice to the trustee of a continuing event of default;

•	in the case of an event of default relating to the payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding notes of the particular series have made written request to the trustee to institute proceedings as trustee;

•	in the case of an event of default not relating to payment of principal, any premium or interest, the holders of at least 25% in aggregate principal amount of the outstanding notes of all series affected by such event of default (voting together as a single class) have made written request to the trustee to institute proceedings as trustee;

•	such holders have offered indemnity satisfactory to the trustee to cover the cost of the proceedings; and

•	the trustee does not institute a proceeding as requested, and does not receive conflicting directions from a majority in principal amount of the outstanding notes of (i) the particular series, in the case of an event of default relating to the payment of principal, any premium or interest or (ii) all affected series, in the case of an event of default not relating to the payment of principal, any premium or interest in each case, within 60 days of receiving the written notice of an event of default and offer of indemnity.

Notwithstanding any other provision of the indenture, the holder of any note will have an absolute and unconditional right to receive payment of the principal of and interest, if any, on that note on or after the due dates expressed in that note and to institute suit for the enforcement of payment.

FCX will be required to furnish to the trustee annually a statement by an officer as to whether or not FCX, to his or her knowledge, is in default in the performance or observance of any of the terms, provisions and conditions of the indenture and, if so, specifying all such known defaults.

Modification of Indenture

Without the consent of any holders of any notes, FCX and the trustee may amend or supplement the indenture or the notes:

•	to fix any ambiguity, defect or inconsistency in the indenture;

•	to effect the assumption of a successor corporation of our obligations under such indenture and the outstanding notes;

•	to add to our covenants for the benefit of the holders of all or any series of notes under such indenture or surrender any right or power we have under such indenture;

•	to change anything that does not materially adversely affect the interests of any holder of notes of any series;

•	to add or release a note guarantor as required or permitted by the indenture;

•	to conform the text of the indenture, the notes or any guarantee thereof to any provision contained in this “Description of the Notes,” to the extent that such provision was intended to be a verbatim recitation of a provision of the indenture, the notes or such guarantee; and

•	to effect certain other limited purposes described in the indenture.

The indenture or the notes may be amended or supplemented by FCX and the trustee with the written consent of the holders of a majority of the principal amount of the outstanding notes of all affected series then outstanding under the indenture (all such series voting together as a single class). However, the following changes may only be made with the consent of each holder of notes of each series affected by the change:

•	extending the fixed maturity;

•	reducing the principal amount;

•	reducing the rate of or extending the time of payment of interest;

•	reducing any premium payable upon redemption;

•	releasing any note guarantor from any of its obligations under its guarantee or the indenture other than in accordance with the terms of the indenture; or

•	reducing the percentage of notes referred to above, the holders of which are required to consent to any amendment or supplement.

Defeasance and Covenant Defeasance

Subject to certain conditions, we may elect either:

•	defeasance for a series of notes, whereby we are discharged from any and all obligations with respect to the notes of that series, except as otherwise provided in the indenture; or

•	covenant defeasance for a series of notes, whereby we are released from our obligations with respect to certain covenants that apply to that series.

We may do so by depositing with the trustee money and/or certain government securities which through the payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal and any premium and interest on the applicable series of notes on their scheduled due dates. This type of a trust may only be established if, among other things, we have delivered to the trustee an officers’ certificate and an opinion of counsel, each meeting the requirements set forth in the indenture.

Notices

Notices to holders of notes will be given by mail (or, when the notes are in the form of global notes, sent electronically pursuant to the applicable procedures of DTC) to the addresses of those holders as they appear in the security register.

Trustee

U.S. Bank National Association is the trustee under the indenture. Initially, the trustee will also act as the paying agent and registrar for the notes. In the ordinary course of their businesses, affiliates of the trustee have engaged in commercial banking transactions with us, and may in the future engage in commercial banking and other transactions with us.

Rights and Duties of the Trustee

The trustee, except when there is an event of default, will perform only those duties as are specifically stated in the indenture. If an event of default has occurred and is continuing with respect to any series of notes, the trustee, in exercising its rights and powers with respect to such notes under the indenture, must use the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. The trustee is not required to exercise any of the powers given it by the indenture at the request of any holder of notes unless it is offered security or indemnity satisfactory to the trustee against the costs, expenses and liabilities that it might incur. The trustee is not required to spend or risk its own money or otherwise become financially liable while performing its duties or exercising its rights or powers unless the holders of the notes have provided assurance of reimbursement and indemnification satisfactory to the trustee. The trustee will not be deemed to have any notice of any default or event of default unless a responsible officer of the trustee has actual knowledge of or receives written notice of the default which specifies the affected securities and the relevant indenture. Furthermore, the rights and protections of the trustee, including its right of indemnification under the indenture, extend to the trustee’s officers, directors, agents and employees, and will survive the trustee’s resignation and removal.

Payment and Paying Agents

We will pay interest on any note to the person in whose name the note is registered on the regular record date for the applicable interest payment date.

We will pay principal, any premium and interest on the notes of a particular series at the office of one or more paying agents that we designate for that series. We have initially designated the corporate trust office of the trustee in Houston, Texas as our sole paying agent. We will be required to maintain a paying agent in each place of payment for the notes.

All money we pay to a paying agent or the trustee for the payment of principal, any premium or interest on any note which remains unclaimed for a period of two years after the principal, premium or interest has become due and payable will, upon our request, be repaid to us. Subsequent to such repayment, all liability of the trustee and such paying agent(s) with respect to such money shall cease, and the holder of the note may then look only to us for payment of those amounts.

Governing Law

The indenture and the notes will be governed by and interpreted in accordance with the laws of the State of New York.

Book Entry; Delivery and Form

The Global Notes

The new notes will be issued in the form of several registered notes in global form, without interest coupons (the “global notes”).

Upon issuance, each of the global notes will be deposited with U.S. Bank National Association, as the trustee, as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC (“DTC participants”) or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•	upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the dealer managers; and

•	ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the Regulation S global note or notes will initially be credited within DTC to Euroclear Bank S.A./N.V. (“Euroclear”) and Clearstream Banking, société anonyme (“Clearstream”), on behalf of the owners of such interests.

Investors may hold their interests in the Regulation S global note or notes directly through Euroclear or Clearstream, if they are participants in those systems, or indirectly through organizations that are participants in those systems. Investors may also hold their interests in the Regulation S global note or notes through organizations other than Euroclear or Clearstream that are DTC participants. Each of Euroclear and Clearstream will appoint a DTC participant to act as its depositary for the interests in the Regulation S global note or notes that are held within DTC for the account of each settlement system on behalf of its participants.

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. Neither we nor the dealer managers are responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers, including dealer managers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•	will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made to DTC’s nominee as the registered holder of the global note. Neither we nor the trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds. Transfers between participants in Euroclear or Clearstream will be effected in the ordinary way under the rules and operating procedures of those systems.

Cross-market transfers between DTC participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected within DTC through the DTC participants that are acting as depositaries for Euroclear and Clearstream. To deliver or receive an interest in a global note held in a Euroclear or Clearstream account, an investor must send transfer instructions to Euroclear or Clearstream, as the case may be, under the rules and procedures of that system and within the established deadlines of that system. If the transaction meets its settlement requirements, Euroclear or Clearstream, as the case may be, will send instructions to its DTC depositary to take action to effect final settlement by delivering or receiving interests in the relevant global notes in DTC, and making or receiving payment under normal procedures for same-day funds settlement applicable to DTC. Euroclear and Clearstream participants may not deliver instructions directly to the DTC depositaries that are acting for Euroclear or Clearstream.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant that purchases an interest in a global note from a DTC participant will be credited on the business day for Euroclear or Clearstream immediately following each DTC settlement date. Cash received in Euroclear or Clearstream from the sale of an interest in a global note to a DTC participant will be received with value on each DTC settlement date but will be available in the relevant Euroclear or Clearstream cash account as of the business day for Euroclear or Clearstream following such DTC settlement date.

DTC, Euroclear and Clearstream have agreed to the above procedures to facilitate transfers of interests in the global notes among participants in those settlement systems. However, the settlement systems are not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days;

•	we, at our option, notify the Trustee that we elect to cause the issuance of certificated notes; or

•	certain other events provided in the indenture should occur.

THE EXCHANGE OFFER

On December 13, 2016, we entered into registration rights agreements with respect to each series of the old notes with the dealer managers. In each registration rights agreement, we agreed for the benefit of the holders of the applicable series of old notes to use our reasonable best efforts to (1) file a registration statement on an appropriate registration form with respect to a registered offer to exchange the old notes for new notes with terms substantially identical in all material respects to the old notes, as applicable (except that the new notes will not contain terms with respect to transfer restrictions or any increase in annual interest rate), (2) cause the registration statement to be declared effective under the Securities Act and (3) complete the exchange offer described below with respect to the notes by December 13, 2017 (or 365 days after the issuance of the old notes).

After the SEC declares the exchange offer registration statement related to the notes effective, we will offer the new notes and the related guarantee in return for the old notes. The exchange offer will remain open for at least 20 business days (or longer if required by applicable law) after the date we send or make available notice of the exchange offer to the holders of the old notes. For each old note surrendered to us under the exchange offer, the holders of such old note will receive a new note of the applicable series of equal principal amount. Interest on each new note will accrue (1) from the last interest payment date on which interest was paid on the old note surrendered in exchange therefor or (2) if no interest has been paid on the old note, from December 13, 2016. A holder of old notes that participates in the exchange offer will be required to make certain representations to us (as described in the registration rights agreements). We will use our reasonable best efforts to complete the exchange offer not later than 60 days after the exchange offer registration statement becomes effective. Under existing interpretations of the SEC contained in several no-action letters to third parties, the exchange notes and the related guarantee will generally be freely transferable after the exchange offer without further registration under the Securities Act, except that any broker-dealer that participates in the exchange must deliver a prospectus meeting the requirements of the Securities Act when it resells the exchange notes. In addition, under applicable interpretations of the staff of the SEC, our affiliates will not be permitted to exchange their old notes for new notes in the exchange offers.

We agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by participating broker-dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of new notes. Old notes of any series not tendered in the exchange offer will bear interest at the rate applicable to such series of old notes and be subject to all the terms and conditions specified in the indenture, including transfer restrictions, but will not retain any rights under the applicable registration rights agreement (including with respect to increases in annual interest rate described below) after the completion of the exchange offer.

If a “registration default” (as defined in each registration rights agreement) occurs with respect to old notes of a particular series that are registrable securities, then additional interest shall accrue on the principal amount of the old notes of such series that are registrable securities at a rate of 0.25% per annum for the first 90-day period beginning on the day immediately following such registration default (which rate will be increased by an additional 0.25% per annum for each subsequent 90-day period that such additional interest continues to accrue, provided that the rate at which such additional interest accrues may in no event exceed 0.50% per annum). The additional interest will cease to accrue when the registration default is cured. A registration default occurs with respect to each series of the old notes if (1) we have not exchanged new notes for all old notes validly tendered in accordance with the terms of the exchange offer on or prior to December 13, 2017 or, if a shelf registration statement is required and has not become effective, on or prior to the later of (a) December 13, 2017 and (b) the 90th day after delivery of a shelf registration request or (2) if applicable, a shelf registration statement covering resales of the old notes has become effective and such shelf registration statement ceases to be effective or the prospectus contained therein ceases to be usable for resales of registrable securities at any time during the required effectiveness period, and such failure to remain effective or be usable exists for more than 60 days (whether or not consecutive) in any 12-month period. A registration default is cured with respect to a series of old notes, and additional interest ceases to accrue on any registrable securities of such series of old notes, when the exchange offer is completed or the shelf registration statement becomes effective, or when the shelf registration statement again becomes effective or the prospectus again becomes usable, as applicable, or when the old notes of such series cease to be “registrable securities.”

Each registration rights agreement defines “registrable securities” initially to mean the applicable series of old notes. Each series of the old notes will cease to be registrable securities upon the earliest to occur of (1) when a registration statement with respect to such old notes has become effective under the Securities Act and such old notes have been exchanged or disposed of pursuant to such registration statement; (2) when such old notes cease to be outstanding; or (3) except in the case of old notes that otherwise remain registrable securities and that are held by a dealer manager and that are ineligible to be exchanged in the exchange offer, when the exchange offer is completed.

Any amounts of additional interest due will be payable in cash on the same original interest payment dates as interest on the old notes is payable.

This summary of the provisions of each registration rights agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the registration rights agreements, copies of which are available from us upon request.

Terms of the Exchange Offer; Period for Tendering Old Notes

This prospectus and the accompanying letter of transmittal contain the terms and conditions of the exchange offer. Upon the terms and subject to the conditions included in this prospectus and in the accompanying letter of transmittal, which together are the exchange offer, we will accept for exchange old notes which are properly tendered on or prior to the expiration date, unless you have previously withdrawn them.

•	When you tender to us old notes as provided below, our acceptance of the old notes will constitute a binding agreement between you and us upon the terms and subject to the conditions in this prospectus and in the accompanying letter of transmittal.

•	For each $2,000 principal amount of old notes (and $1,000 principal amount of old notes in excess thereof) surrendered to us in the exchange offer, we will give you $2,000 principal amount of new notes (and $1,000 principal amount of new notes in excess thereof). Outstanding old notes may only be tendered in denominations of $2,000 and integral multiples of $1,000 in excess thereof.

•	We will keep the exchange offer open for not less than 20 business days, or longer if required by applicable law, after the date that we first mail notice of the exchange offer to the holders of the old notes. We are sending this prospectus, together with the letter of transmittal, on or about the date of this prospectus to all of the registered holders of old notes at their addresses listed in the trustee’s security register with respect to the old notes.

•	The exchange offer expires at 5:00 p.m., New York City time, on , 2017; provided, however, that we, in our sole discretion, may extend the period of time for which the exchange offer is open. The term “expiration date” means , 2017 or, if extended by us, the latest time and date to which the exchange offer is extended.

•	As of the date of this prospectus, $179,127,000 in aggregate principal amount of old 2019 notes, $552,107,000 in aggregate principal amount of old 2020 notes, $228,133,000 in aggregate principal amount of old 2021 notes, $403,707,000 in aggregate principal amount of old 2022 notes and $728,030,000 in aggregate principal amount of old 2023 notes were outstanding. The exchange offer is not conditioned upon any minimum principal amount of old notes being tendered.

•	Our obligation to accept old notes for exchange in the exchange offer is subject to the conditions that we describe in the section called “Conditions to the Exchange Offer” below.

•	We expressly reserve the right, at any time, to extend the period of time during which the exchange offer is open, and thereby delay acceptance of any old notes, by giving oral or written notice of an extension to the exchange agent and notice of that extension to the holders as described below. During any extension, all old notes previously tendered will remain subject to the exchange offer unless withdrawal rights are exercised. Any old notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly following the expiration or termination of the exchange offer.

•	We expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any old notes that we have not yet accepted for exchange, if any of the conditions of the exchange offer specified below under “Conditions to the Exchange Offer” are not satisfied. In the event of a material change in the exchange offer, including the waiver of a material condition, we will extend the offer period if necessary so that at least five business days remain in the exchange offer following notice of the material change.

•	We will give oral or written notice of any extension, amendment, termination or non-acceptance described above to holders of the old notes promptly. If we extend the expiration date, we will give notice by means of a press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date. Without limiting the manner in which we may choose to make any public announcement and subject to applicable law, we will have no obligation to publish, advertise or otherwise communicate any public announcement other than by issuing a release to Business Wire.

•	Holders of old notes do not have any appraisal or dissenters’ rights in connection with the exchange offer.

•	Old notes which are not tendered for exchange or are tendered but not accepted in connection with the exchange offer will remain outstanding and be entitled to the benefits of the indenture, but will not be entitled to any further registration rights under the registration rights agreements.

•	We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC thereunder.

•	By executing, or otherwise becoming bound by, the letter of transmittal, you will be making the representations described below to us. See “Resale of the New Notes” below.

Important rules concerning the exchange offer

You should note that:

•	All questions as to the validity, form, eligibility, time of receipt and acceptance of old notes tendered for exchange will be determined by us in our sole discretion, which determination shall be final and binding.

•	We reserve the absolute right to reject any and all tenders of any particular old notes not properly tendered or to not accept any particular old notes which acceptance might, in our judgment or the judgment of our counsel, be unlawful.

•	We also reserve the absolute right to waive any defects or irregularities or conditions of the exchange offer as to any particular old notes either before or after the expiration date, including the right to waive the ineligibility of any holder who seeks to tender old notes in the exchange offer. Unless we agree to waive any defect or irregularity in connection with the tender of old notes for exchange, you must cure any defect or irregularity within any reasonable period of time as we shall determine.

•	Our interpretation of the terms and conditions of the exchange offer as to any particular old notes either before or after the expiration date shall be final and binding on all parties.

•	Neither FCX, FM O&G, the exchange agent nor any other person shall be under any duty to give notification of any defect or irregularity with respect to any tender of old notes for exchange, nor shall any of them incur any liability for failure to give any notification.

Procedures for Tendering Old Notes

The tender by a holder of old notes pursuant to the procedures set forth below will constitute the tendering holder’s acceptance of the terms and conditions of the exchange offer. Our acceptance for exchange of old notes tendered pursuant to the procedures described below will constitute a binding agreement between such tendering holder and us in accordance with the terms and subject to the conditions of the exchange offer. Only a holder of record of old notes may tender old notes in the exchange offer.

We have forwarded to you, along with this prospectus, a letter of transmittal relating to this exchange offer. A holder need not submit a letter of transmittal if the holder tenders old notes in accordance with the procedures mandated by DTC’s ATOP. In summary, (i) the exchange agent must receive the old notes along with the letter of transmittal; (ii) the exchange agent must receive timely confirmation of book-entry transfer of old notes into the exchange agent’s account at DTC, according to the procedure for book-entry transfer described below; or (iii) the holder must comply with the guaranteed delivery procedures described below. The procedures by which old notes may be tendered by beneficial owners that are not holders of record will depend upon the manner in which the old notes are held.

All of the old notes were issued in book-entry form, and all of the old notes are currently represented by global certificates registered in the name of Cede & Co., the nominee of DTC.

Tender of old notes held through a custodian

To tender effectively old notes that are held of record by a custodian bank, depository, broker, trust company or other nominee, the beneficial owner thereof must instruct such holder to tender the old notes on the beneficial owner’s behalf. A letter of instructions from the record owner to the beneficial owner may be included in the materials provided along with this prospectus which may be used by the beneficial owner in this process to instruct the registered holder of such owner’s old notes to effect the tender.

Tender of old notes held through DTC

To tender effectively old notes that are held through DTC, DTC participants should transmit their acceptance through ATOP, for which the transaction will be eligible, and DTC will then edit and verify the acceptance and send an agent’s message (described below) to the exchange agent for its acceptance. By using the ATOP procedures to exchange old notes, you will not be required to deliver a letter of transmittal to the exchange agent. However, you will be bound by its terms just as if you had signed it.

Delivery of tendering old notes held through DTC must be made to the exchange agent pursuant to the book-entry delivery procedures set forth below.

Except as provided below, unless the old notes being tendered are deposited with the exchange agent on or prior to the expiration date (accompanied by a properly transmitted agent’s message), we may, at our option, reject such tender. Exchange of new notes for old notes will be made only against deposit of the tendered old notes and delivery of all other required documents.

Book-entry delivery procedures

The exchange agent will establish accounts with respect to the old notes at DTC for purposes of the exchange offer within two business days after the date of this prospectus, and any financial institution that is a participant in DTC may make book-entry delivery of the old notes by causing DTC to transfer such old notes into the exchange agent’s account in accordance with DTC’s procedures for such transfer. The confirmation of a book-entry transfer into the exchange agent’s account at DTC as described above is referred to herein as a “book-entry confirmation.”

The term “agent’s message” means a message transmitted by DTC to, and received by, the exchange agent and forming a part of the book-entry confirmation, which states that DTC has received an express acknowledgment from each participant in DTC tendering the old notes and that such participant has received the letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and we may enforce such agreement against such participant.

Notwithstanding any other provision hereof, delivery of new notes by the exchange agent for old notes tendered and accepted for exchange pursuant to the exchange offer will, in all cases, be made only after timely receipt by the exchange agent of book-entry confirmation of the transfer of such old notes into the exchange agent’s account at DTC as described above, and a properly transmitted agent’s message.

Guaranteed delivery procedures

Holders wishing to tender their old notes but whose old notes are not immediately available or who cannot deliver their old notes, the letter of transmittal or any other required documents to the exchange agent or cannot comply with the applicable procedures described above before expiration of the exchange offer may tender if:

•	the tender is made through an eligible guarantor institution, which is defined below;

•	before expiration of the exchange offer, the exchange agent receives from the eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail, or a properly transmitted agent’s message and notice of guaranteed delivery, in each case:

•	setting forth the name and address of the holder and the registered number(s) and the principal amount of old notes tendered;

•	stating that the tender is being made by guaranteed delivery; and

•	guaranteeing that, within three New York Stock Exchange trading days after expiration of the exchange offer, the letter of transmittal, together with the old notes or a book-entry transfer confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent; and

•	the exchange agent receives the properly completed and executed letter of transmittal, as well as all tendered old notes in proper form for transfer or a book-entry transfer confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after expiration of the exchange offer.

Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their old notes according to the guaranteed delivery procedures set forth above.

Eligible guarantor institutions include banks, brokers, dealers, municipal securities dealers, municipal securities brokers, government securities dealers, government securities brokers, credit unions, national securities exchanges, registered securities associations, clearing agencies and savings associations.

Withdrawal Rights

You can withdraw your tender of old notes at any time on or prior to the expiration date. For a withdrawal to be effective, a written notice of withdrawal must be received by the exchange agent at the address listed below under “Exchange Agent.” Any notice of withdrawal must specify:

•	the name of the person having tendered the old notes to be withdrawn;

•	the old notes to be withdrawn;

•	the principal amount of the old notes to be withdrawn; and

•	if old notes have been tendered using the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of that facility.

Please note that all questions as to the validity, form, eligibility and time of receipt of notices of withdrawal will be determined by us, and our determination shall be final and binding on all parties. Any old notes so withdrawn will be considered not to have been validly tendered for exchange for purposes of the exchange offer.

If you have properly withdrawn old notes and wish to re-tender them, you may do so by following one of the procedures described under “Procedures for Tendering Old Notes” above at any time on or prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provisions of the exchange offer, we will not be required to accept for exchange, or to issue new notes in exchange for, any old notes and may terminate or amend the exchange offer, if at any time before the acceptance of old notes for exchange or the exchange of the new notes for old notes, that acceptance or issuance would violate applicable law or any interpretation of the staff of the SEC.

That condition is for our sole benefit and may be asserted by us regardless of the circumstances giving rise to that condition. Our failure at any time to exercise the foregoing rights shall not be considered a waiver by us of that right. Our rights described in the prior paragraph are ongoing rights which we may assert at any time and from time to time.

In addition, we will not accept for exchange any old notes tendered, and no new notes will be issued in exchange for any old notes, if at that time any stop order shall be threatened or in effect with respect to the exchange offer to which this prospectus relates or the qualification of the indenture under the Trust Indenture Act.

Exchange Agent

U.S. Bank National Association has been appointed as the exchange agent for the exchange offer. All executed letters of transmittal should be directed to the exchange agent at one of the addresses set forth below. Questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal should be directed to the exchange agent, addressed as follows:

Deliver to:

By Mail or in Person

National Association

Attention: Specialized Finance—Mike Tate

111 Filmore Avenue

St. Paul, MN 55107-1402

By Email or Facsimile Transmission (for Eligible Institutions Only)

Email: cts.specfinance@usbank.com

Fax: (651) 466-7367

For Information and to Confirm by Telephone

(800) 934-6802

Delivery to an address other than as listed above or transmission of instructions via facsimile other than as listed above does not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made by delivering this prospectus to noteholders through the facilities of DTC; however, additional solicitation may be made by mail, telegraph, telephone or in person by our officers, regular employees and affiliates. We will not pay any additional compensation to any of our officers and employees who engage in soliciting tenders. We will not make any payment to brokers, dealers or others soliciting acceptances of the exchange offer. However, we will pay the exchange agent reasonable and customary fees for its services and will reimburse it for its reasonable out-of-pocket expenses in connection with the exchange offer. The estimated cash expenses to be incurred in connection with the exchange offer, including legal, accounting, SEC filing, printing and exchange agent expenses, will be paid by us and are estimated in the aggregate to be approximately $500,000.

Transfer Taxes

Holders who tender their old notes for exchange will not be obligated to pay any transfer taxes in connection therewith, except that holders who instruct us to register new notes in the name of, or request that old notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be responsible for the payment of any applicable transfer tax thereon.

Accounting Treatment

We will record the new notes at the same carrying value of the old notes reflected in our accounting records on the date the exchange offer is completed. Accordingly, we will not recognize any gain or loss for accounting purposes upon the exchange of new notes for old notes. We will charge costs incurred in connection with the issuance of the new notes to general and administrative expenses.

Resale of the New Notes

Under existing interpretations of the staff of the SEC contained in several no-action letters to third parties, the new notes would in general be freely transferable after the exchange offer without further registration under the Securities Act. The relevant no-action letters include the Exxon Capital Holdings Corporation letter, which was made available by the SEC on May 13, 1988, and the Morgan Stanley & Co. Incorporated letter, made available on June 5, 1991.

However, any purchaser of old notes who is an “affiliate” of FCX or any guarantor or who intends to participate in the exchange offer for the purpose of distributing the new notes:

(1)	will not be able to rely on the interpretation of the staff of the SEC;

(2)	will not be able to tender its old notes in the exchange offer; and

(3)	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any sale or transfer of the securities unless that sale or transfer is made using an exemption from those requirements.

See “Plan of Distribution” for more information.

By executing, or otherwise becoming bound by, the letter of transmittal each holder of the old notes will represent that:

(1)	it is not our “affiliate;”

(2)	any new notes to be received by it were acquired in the ordinary course of its business; and

(3)	it has no arrangement or understanding with any person to participate, and is not engaged in and does not intend to engage, in the “distribution,” within the meaning of the Securities Act, of the new notes.

In addition, in connection with any resales of new notes, any broker-dealer participating in the exchange offer who acquired securities for its own account as a result of market-making or other trading activities must deliver a prospectus meeting the requirements of the Securities Act. The SEC has taken the position in the Shearman & Sterling no-action letter, which it made available on July 2, 1993, that participating broker-dealers may fulfill their prospectus delivery requirements with respect to the new notes, other than a resale of an unsold allotment from the original sale of the old notes, with the prospectus contained in the exchange offer registration statement. Under the registration rights agreements, we are required to allow participating broker-dealers and other persons, if any, subject to similar prospectus delivery requirements to use this prospectus as it may be amended or supplemented from time to time, in connection with the resale of new notes.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of the notes, but does not purport to be a complete analysis of all potential tax considerations. This section is based on the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, existing regulations under the Code, published rulings and court decisions, all as currently in effect on the date hereof. These laws and interpretations are subject to change, possibly on a retroactive basis. No assurance can be given that the Internal Revenue Service (“IRS”) will agree with the views expressed in this summary, or that a court will not sustain any challenge by the IRS in the event of litigation.

Unless otherwise stated, this summary deals only with notes held as capital assets within the meaning of Section 1221 of the Code (generally, assets held for investment) by holders that purchase notes in this offering at the offering price. The tax treatment of a holder may vary depending on that holder’s particular situation. This summary does not address all of the tax consequences that may be relevant to holders that may be subject to special tax treatment such as, for example, insurance companies, broker-dealers, tax-exempt organizations, certain financial institutions, real estate investment trusts, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, regulated investment companies, persons holding notes as part of a straddle, hedge, constructive sale, conversion transaction or other integrated transaction for U.S. income tax purposes, persons holding notes through a partnership or other pass-through entity or arrangement, U.S. holders whose functional currency is not the U.S. dollar, certain former U.S. citizens or long-term residents, persons that acquire their notes in connection with employment or other performance of personal services, retirement plans (including individual retirement accounts and tax-deferred accounts), and persons subject to the alternative minimum tax. In addition, this summary does not address any aspects of state, local, or foreign tax laws or any U.S. federal tax considerations (such as estate, generation-skipping or gift tax) other than U.S. federal income tax considerations, that may be applicable to particular holders.

If a partnership (including for this purpose any entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and upon the activities of the partnership. A holder of a note that is a partnership and any partners in such partnership should consult their own tax advisors.

Each holder is urged to consult its own tax advisors to determine the federal, state, local, foreign and other tax consequences of the purchase, ownership and disposition of the notes in the light of its own particular circumstances. This summary of the material United States federal income tax considerations is for general information only and is not tax advice.

Exchange of Old Notes for New Notes

Our tax counsel, Jones Walker LLP, has rendered an opinion for us opining that the exchange of an old note for a new note pursuant to the exchange offer (described under “The Exchange Offer”) will not constitute a taxable exchange for U.S. federal income tax purposes.

Consequently, a holder will not recognize any gain or loss upon the receipt of a new note pursuant to the exchange offer. The holding period for such a new note will include the holding period for the old note exchanged pursuant to the exchange offer, and the initial tax basis in such a new note will be the same as the adjusted tax basis in the old note as of the time of the exchange. The U.S. federal income tax consequences of holding and disposing of a new note received pursuant to the exchange offer generally will be the same as the U.S. federal income tax consequences of holding and disposing of an old note.

The following summary assumes that the exchange of the old notes for the new notes pursuant to the exchange offer will not be treated as a taxable exchange and that the old notes and the new notes will be treated as the same security for U.S. federal income tax purposes.

Potential Contingent Payment Debt Treatment

Our obligation to pay additional amounts on the notes in excess of the accrued interest and principal, for instance, in connection with a Change of Control Triggering Event or upon a special mandatory redemption, may implicate the provisions of the Treasury Regulations relating to “contingent payment debt instruments.” We intend to take the position that the notes would not be treated as contingent payment debt instruments. However, we can give you no assurance that our position would be sustained if challenged by the Internal Revenue Service (the “IRS”). A successful challenge of this position by the IRS could affect the timing and character of a holder’s income. In particular, any gain from the sale or other disposition of a note would be treated as ordinary income, rather than capital gain. Holders are urged to consult their tax advisors regarding the possible application of the contingent payment debt instrument rules to the notes. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Tax Consequences to U.S. Holders

General. For purposes of this summary, the term “U.S. holder” means a beneficial owner of a note that is, for United States federal income tax purposes:

•	an individual citizen or resident of the United States, including an alien individual who is a lawful permanent resident of the United States or who meets the substantial presence test under Code Section 7701(b);

•	a legal entity (1) created or organized in or under the laws of the United States, any state in the United States or the District of Columbia and (2) treated as a corporation for United States federal income tax purposes;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or (2) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Stated Interest on the Notes. Generally, stated interest on a note will be includible in a U.S. holder’s gross income and taxable as ordinary income for U.S. federal income tax purposes at the time such interest is paid or accrued in accordance with such holder’s regular method of tax accounting. It is anticipated, and the rest of this summary assumes, that the notes will be issued without original issue discount or, if issued at a discount from the principal amount of the notes, with an amount of discount that is less than the statutory de minimis amount.

Sale, Exchange, Redemption or Retirement of a Note. Each U.S. holder generally will recognize capital gain or loss upon a sale, exchange, redemption, retirement or other taxable disposition of a note measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received (except to the extent that the cash or other property received in respect of a note is attributable to the payment of accrued interest on the note, which amount will be treated as a payment of interest) and (ii) the U.S. holder’s adjusted tax basis in the note. The gain or loss will be long-term capital gain or loss if the note has been held for more than one year at the time of the sale, exchange, redemption, retirement or other taxable disposition. Long-term capital gains of non-corporate holders may be eligible for reduced rates of taxation. The deductibility of capital losses by both corporate and non-corporate holders is subject to limitations. A U.S. holder’s adjusted basis in a note generally will be the amount paid for the note reduced by any principal payments received on the note.

Unearned Income Medicare Contribution. Certain U.S. holders who are individuals, estates or trusts are required to pay an additional 3.8% Medicare tax on unearned income. This tax would apply to interest on and capital gains from the sale or other disposition of a note. U.S. holders should consult their tax advisors regarding the effect, if any, of the 3.8% Medicare tax on their ownership or disposition of a note.

Information Reporting and Backup Withholding. Information reporting will generally apply to reportable payments, including interest and principal on a note, to U.S. holders that are not exempt recipients (such as individuals). In addition, backup withholding will apply if the U.S. holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number (“TIN”) certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN, (iii) fails to properly report the receipt of interest or dividends or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that the holder is not subject to backup withholding. A U.S. holder that does not provide its correct TIN also may be subject to penalties imposed by the IRS.

The current backup withholding rate is 28%. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a U.S. holder generally will be allowed as a refund or as a credit against that holder’s U.S. federal income tax liability, provided the requisite procedures are followed. U.S. holders are encouraged to consult their tax advisors as to their qualification for exemption from backup withholding and the procedure for obtaining such exemption.

Information reporting and backup withholding will not apply with respect to payments made to “exempt recipients” (such as corporations and tax-exempt organizations) provided, if requested, their exemptions from backup withholding are properly established.

Tax Consequences to Non-U.S. Holders

The following discussion applies to you if you are a beneficial owner other than a U.S. holder as defined above or a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes (a “non-U.S. holder”). Special rules may apply to you or your shareholders if you are a “controlled foreign corporation” or “passive foreign investment company.” You should consult your own tax advisor to determine the United States federal, state, local and other tax consequences that may be relevant to you in your particular circumstances.

Payments of Interest on the Notes. Under the “portfolio interest” exemption, the 30% U.S. federal withholding tax that is generally imposed on interest from United States sources should not apply to any payment of principal or interest (including original issue discount) on the notes, provided that:

•	you do not conduct a trade or business within the United States to which the interest is effectively connected;

•	you do not actually or constructively own 10% or more of the total combined voting power of all classes of our stock that are entitled to vote within the meaning of the Code and the U.S. Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in section 881(c)(3)(A) of the Code; and

•	you fully and properly execute an IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form), and certify, under penalties of perjury, that you are not a United States person; or a qualified intermediary holding the notes on your behalf provides us with an IRS Form W-8IMY (or a suitable substitute form) that, among other things, certifies that it has determined that you are not a U.S. person.

Special certification and other rules apply to certain non-U.S. holders that are pass-through entities rather than individuals.

We do not intend to withhold on payments of interest on the notes if the above requirements are met.

If you cannot satisfy the requirements described above, interest payments made to you on the notes generally will be subject to the 30% United States federal withholding tax. If a treaty applies, however, you may be eligible for a reduced rate of withholding. Similarly, payments on the notes that are effectively connected with your conduct of a trade or business within the United States are not subject to the 30% withholding tax, but instead are generally subject to United States federal income tax, on a net income basis, as described below. In order to claim any such exemption or reduction in the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN or IRS Form W-8BEN-E (or a suitable substitute form) claiming a reduction of or an exemption from withholding under an applicable tax treaty or IRS Form W-8ECI (or a suitable substitute form) stating that such payments are not subject to withholding because they are effectively connected with your conduct of a trade or business in the United States. Such forms are available on the IRS website at www.irs.gov. You may be required to update these forms periodically. Special procedures are provided under applicable U.S. Treasury regulations for payments through qualified intermediaries or certain financial institutions that hold customers’ notes in the ordinary course of their trade or business.

Except to the extent provided by an applicable income tax treaty, if you are engaged in a trade or business in the United States (and, if a tax treaty applies, you maintain a permanent establishment within the United States) and interest on the notes is effectively connected with the conduct of that trade or business (and if a treaty applies, attributable to that permanent establishment), you will be subject to United States federal income tax (but not the 30% withholding tax described above) on such income on a net income basis in generally the same manner as if you were a U.S. person. In addition, if you are a foreign corporation, you may be subject to an additional branch profits tax at a 30% rate (or such lower rate or exemption as may be specified by an applicable tax treaty), which is generally imposed on a foreign corporation on the actual and deemed repatriation from the United States of earnings and profits attributable to a United States trade or business.

Sale, Exchange, Redemption or Retirement of a Note. Any gain or income realized on the disposition of a note generally will not be subject to United States federal income tax unless (1) that gain or income is effectively connected with your conduct of a trade or business in the United States; or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Except to the extent provided by an applicable income tax treaty, gain that is effectively connected with the conduct of a U.S. trade or business will be subject to U.S. federal income tax on a net basis at the rates applicable to U.S. persons generally (and, if you are a corporation, may also be subject to the 30% branch profits tax described above unless reduced or exempted by an applicable income tax treaty). Except to the extent provided by an applicable income tax treaty, if you are an individual present in the United States for 183 days or more in the taxable year and meet certain other conditions, then you will be subject to U.S. federal income tax at a rate of 30% on the amount by which capital gains from U.S. sources (including gains from the sale or other disposition of the notes) exceed capital losses allocable to U.S. sources.

Information Reporting and Backup Withholding. Generally, if you are a non-U.S. holder we or our agent must report annually to you and to the IRS the amount of any payments of interest to you, your name and address, and the amount of tax withheld, if any. Copies of the information returns reporting those interest payments and amounts withheld may be available to the tax authorities in the country in which you reside under the provisions of any applicable income tax treaty or exchange of information agreement.

If you provide the applicable IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or other applicable form, together with all appropriate attachments, signed under penalties of perjury, identifying yourself and stating that you are not a United States person, you generally will not be subject to U.S. backup withholding with respect to interest payments (provided that neither our Company nor our agent knows or has reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied).

Under current Treasury Regulations, payments on the sale, exchange, redemption or other taxable disposition of a note made to or through a U.S. office of a broker generally will be subject to information reporting and backup withholding unless you either certify your status as a non-U.S. holder under penalties of perjury on the applicable IRS Form W-8BEN, IRS Form W-8BEN-E, IRS Form W-8IMY or other applicable form (as described above) or otherwise establish an exemption. The payment of the proceeds on the disposition of a note by you to or through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. However, the payment of proceeds on the disposition of a note to or through a non-U.S. office of a U.S. broker or a U.S. Related

Person (as defined below) generally will be subject to information reporting (but not backup withholding) unless you certify your status as a non-U.S. holder under penalties of perjury or otherwise establish an exemption, or unless the broker has certain documentary evidence in its files as to your foreign status and has no actual knowledge or reason to know that you are a U.S. person or that the conditions of any other exemptions are not in fact satisfied.

For this purpose, a “U.S. Related Person” is (i) a “controlled foreign corporation” for U.S. federal income tax purposes, (ii) a foreign person 50% or more of whose gross income from all sources for a specified three-year period is derived from activities that are effectively connected with the conduct of a U.S. trade or business, (iii) a foreign partnership with certain connections to the United States, or (iv) a U.S. branch of a foreign bank or insurance company.

Backup withholding is not an additional tax and may be refunded (or credited against the holder’s U.S. federal income tax liability, if any), provided that certain required information is timely furnished to the IRS. You should consult your own tax advisor as to the application of withholding and backup withholding in your particular circumstance and your qualification for obtaining an exemption from backup withholding and information reporting under current Treasury regulations.

FATCA Withholding. The Foreign Account Tax Compliance Act provisions of the Hiring Incentives to Restore Employment Act (generally referred to as “FATCA”), when applicable, will impose a U.S. federal withholding tax of 30% on certain payments to foreign financial institutions and other non-U.S. persons that fail to comply with certain certification and information reporting requirements. The obligation to withhold under FATCA generally applies to interest payments made on or after June 30, 2014 and the gross proceeds from the sale or other disposition of debt instruments received on or after January 1, 2019. However, FATCA will not apply to obligations outstanding on July 1, 2014, which are not the subject of a “significant modification” after, July 1, 2014.

We previously took the position that the exchange of the original notes for the existing notes was not a “significant modification,” and we will continue to take that position with the result that the existing notes will be treated as outstanding on July 1, 2014. We also intend to take the position that the exchange of the new notes for the existing notes similarly will not be a “significant modification.” Because the new notes will be issued in exchange for notes that were treated outstanding on July 1, 2014 and the exchange of the new notes for the old notes is not expected to constitute a “significant modification,” FATCA withholding tax is not expected to apply to the new notes unless they are “significantly modified” in such a way that they were considered to be re-issued for U.S. federal income tax purposes, in which case payments on, and the gross proceeds from the sale or other disposition of, the new notes to certain foreign entities could become subject to the FATCA withholding tax.

If, notwithstanding the foregoing, the exchange of the original notes for the existing notes were treated as a significant modification of the original notes such that the existing notes were considered to be re-issued for U.S. federal income tax purposes, the existing notes would not be treated as outstanding on July 1, 2014. In that case, payments on, and the gross proceeds from the sale or other disposition of, the new notes to certain foreign entities could become subject to the FATCA withholding tax.

We will not pay any additional amounts in respect of any amounts withheld under FATCA. Prospective investors are encouraged to consult with their own tax advisors regarding the possible implications of this legislation on their investment in the new notes.

THE PRECEDING DISCUSSION OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. WE URGE EACH PROSPECTIVE INVESTOR TO CONSULT ITS OWN TAX ADVISOR REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF NOTES, INCLUDING THE CONSEQUENCES OF ANY PROPOSED CHANGE IN APPLICABLE LAWS.

PLAN OF DISTRIBUTION

Based on interpretations by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the new notes issued pursuant to the exchange offer may be offered for resale, resold and otherwise transferred by holders thereof without compliance with the registration and prospectus delivery provisions of the Securities Act; provided, that such new notes are acquired in the ordinary course of such holders’ business and such holders are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of such new notes; and provided further, that such holder is not (1) an “affiliate” of FCX or FM O&G within the meaning of the Securities Act, (2) a broker-dealer who acquired old notes directly from our company, or (3) except as provided below, a broker-dealer who acquired old notes as a result of market-making or other trading activities.

Based on such SEC interpretations, a broker-dealer who acquired old notes as a result of market-making or other trading activities may participate in the exchange offer with respect to such old notes and resell the new notes received in exchange, provided that the following conditions are met: (1) in connection with any such resales, the broker-dealer delivers this prospectus (which contains a plan of distribution with respect to such resale transactions); (2) the broker-dealer has not entered into any arrangement with us or any of our affiliates to distribute the new notes; (3) we make each person participating in the exchange offer aware that any such broker-dealer may be considered an “underwriter” under the Securities Act and must deliver such prospectus; and (4) we include in the letter of transmittal an acknowledgement by such broker-dealer that it will deliver this prospectus in connection with any resale of such new notes. By so acknowledging and by delivering a prospectus, such broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

Each broker-dealer that receives new notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such new notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of new notes received in exchange for old notes only where such old notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of 180 days after the expiration date, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the new notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of new notes by broker-dealers.

New notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the new notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any new notes. Any broker-dealer that resells new notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such new notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of new notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. The letter of transmittal also states that any holder participating in this exchange offer will have no arrangements or understanding with any person to participate with the distribution of the old notes or the new notes within the meaning of the Securities Act.

Any holder using the exchange offer to participate in a distribution of the new notes cannot rely on the SEC staff positions enunciated in Exxon Capital Holdings Corporation, Morgan Stanley & Co., Incorporated or similar letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of new notes. Such a secondary resale transaction should be covered by an effective registration statement containing the selling securityholder information required by the Securities Act and rules promulgated thereunder.

For the period described above, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealers and will indemnify the holders of the new notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the new notes and the related guarantee offered hereby will be passed upon for us by Jones Walker LLP.

EXPERTS

The consolidated financial statements of FCX appearing in its annual report on Form 10-K for the year ended December 31, 2016 (including the financial statement schedule appearing therein), and the effectiveness of FCX’s internal control over financial reporting as of December 31, 2016, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements and FCX management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2016, are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

With respect to the unaudited consolidated interim financial information of FCX for the three-month periods ended March 31, 2017 and 2016, incorporated by reference in this prospectus, Ernst & Young LLP reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report dated May 5, 2017, included in FCX’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2017, and incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Ernst & Young LLP is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by Ernst & Young LLP within the meaning of Sections 7 and 11 of the Securities Act.

AVAILABLE INFORMATION AND INCORPORATION BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. These SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov and our website at http://www.fcx.com. Information on our website is not a part of, and we are not incorporating the contents of our website into, this prospectus. You may also read and copy any document we file with the SEC at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

We are “incorporating by reference” into this prospectus specific documents that we filed with the SEC, which means that we can disclose important information to you by referring you to those documents that are considered part of this prospectus. Information that we file subsequently with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below, and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act), until the termination of the offerings of all of the securities covered by this prospectus. This prospectus is part of a registration statement filed with the SEC.

We are “incorporating by reference” into this prospectus the following documents:

SEC Filings	Period or Date Filed
Annual Report on Form 10-K	Fiscal year ended December 31, 2016
Quarterly Report on Form 10-Q	Fiscal quarter ended March 31, 2017
Current Reports on Form 8-K	Filed January 3, 2017, February 3, 2017 and February 21, 2017

We will provide, upon written or oral request and without charge, a copy of the documents referred to above that we have incorporated by reference. You can request copies of such documents if you call or write us at the following address or telephone number: Freeport-McMoRan Inc., Attention: Investor Relations, 333 North Central Avenue, Phoenix, Arizona 85004-2189, (602) 366- 8100.

This prospectus and the information incorporated by reference herein contains summaries of certain agreements that we have filed as exhibits to various SEC filings. The descriptions of these agreements contained in this prospectus or information incorporated by reference herein do not purport to be complete and are subject to, or qualified in their entirety by reference to, the definitive agreements. Copies of the definitive agreements will be made available without charge to you by making a written or oral request to us.

We are responsible for the information contained and incorporated by reference in this prospectus. We have not authorized anyone to give you any other information, and we do not take responsibility for any other information that others may give you. If anyone provides you with different or inconsistent information, you should not rely on it. If you are in a jurisdiction where offers to sell, or solicitations of offers to purchase, the securities offered by this document are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you.

The information in this prospectus is accurate only as of the date on the front cover of this prospectus and the information in the documents incorporated by reference in this prospectus speaks only as of the respective dates of those documents or the dates on which they were filed with the SEC, as applicable. Our business, financial condition, results of operations and future growth prospects may have changed since those dates.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein, in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified and superseded, to constitute a part of this prospectus.

Part II—Information not required in prospectus

ITEM 20. Indemnification of Directors and Officers.

Freeport-McMoRan Inc.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a court to award, or a corporation’s board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit indemnification for liabilities (including reimbursement for expenses incurred) arising under the Securities Act.

As permitted by the DGCL, the FCX certificate of incorporation includes a provision that eliminates the personal liability of FCX’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to FCX or its stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL or (4) for any transaction from which the director derived an improper personal benefit.

As a result of this provision, FCX’s ability or that of FCX’s stockholders to successfully prosecute an action against a director for breach of his or her duty of care is limited. However, this provision does not affect the availability of equitable remedies such as an injunction or rescission based upon a director’s breach of his or her duty of care. The SEC has taken the position that this provision will have no effect on claims arising under the federal securities laws.

In addition, the FCX certificate of incorporation provides for mandatory indemnification rights, subject to limited exceptions, to any director or executive officer who (because of the fact that he or she is or was FCX’s director or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by FCX’s director or officer in advance of the final disposition of a proceeding according to applicable law.

The indemnification provisions in the FCX certificate of incorporation and by-laws may be sufficiently broad to permit indemnification of FCX’s directors and executive officers for liabilities arising under the Securities Act.

FCX also provides insurance from commercial carriers against some liabilities incurred by FCX’s directors and officers.

Freeport-McMoRan Oil & Gas LLC

Pursuant to the Delaware Limited Liability Company Act (the “DLLCA”), subject to such standards and restrictions, if any, as are set forth in its limited liability company agreement, a limited liability company may indemnify and hold harmless any member or manager or other person from and against any and all claims and demands whatsoever.

As permitted by the DLLCA, the FM O&G limited liability company agreement includes a provision that eliminates the personal liability of FM O&G’s member, managers and officers for monetary damages for breach of fiduciary duty, except for liability of an officer for the amount of a financial benefit received by the officer to which he or she was not entitled or for an intentional violation of criminal law.

In addition, the FM O&G limited liability company agreement provides for mandatory indemnification rights to any manager or officer who (because of the fact that he or she is or was FM O&G’s manager or officer) is involved in a legal proceeding of any nature. These indemnification rights include reimbursement for expenses incurred by FM O&G’s managers and officers in advance of the final disposition of a proceeding.

FCX also provides insurance from commercial carriers against some liabilities incurred by FM O&G’s managers and officers.

ITEM 21. Exhibits and Financial Statements and Schedules.

(a) Exhibits

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of FCX, effective as of June 8, 2016 (incorporated herein by reference to FCX’s Form 8-K filed on June 9, 2016).

3.2	Amended and Restated By-Laws of FCX, effective as of June 8, 2016 (incorporated herein by reference to FCX’s Form 8-K filed on June 9, 2016).

3.3	Composite Certificate of Formation of FM O&G (as amended through May 2, 2013) (incorporated herein by reference to FCX’s Form S-4 filed on August 26, 2013).

3.4*	Third Amended and Restated Limited Liability Company Agreement of FM O&G, effective as of April 15, 2014.

4.1	Indenture dated as of December 13, 2016, among FCX, FM O&G, as guarantor, and U.S. Bank National Association, as trustee (relating to the 6.125% Senior Notes due 2019, the 6.50% Senior Notes due 2020, the 6.625% Senior Notes due 2021, the 6.75% Senior Notes due 2022, and the 6.875% Senior Notes due 2023) (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

4.2	Registration Rights Agreement dated as of December 13, 2016 among FCX, FM O&G, as guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Managers, relating to the 6.125% Senior Notes due 2019 (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

4.3	Registration Rights Agreement dated as of December 13, 2016 among FCX, FM O&G, as guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Managers, relating to the 6.50% Senior Notes due 2020 (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

4.4	Registration Rights Agreement dated as of December 13, 2016 among FCX, FM O&G, as guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Managers, relating to the 6.625% Senior Notes due 2021 (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

4.5	Registration Rights Agreement dated as of December 13, 2016 among FCX, FM O&G, as guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Managers, relating to the 6.75% Senior Notes due 2022 (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

4.6	Registration Rights Agreement dated as of December 13, 2016 among FCX, FM O&G, as guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Managers, relating to the 6.875% Senior Notes due 2023 (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

5.1*	Opinion of Jones Walker LLP regarding the validity of the new notes and the guarantees.

8.1*	Opinion of Jones Walker LLP regarding certain tax matters.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

15.1*	Letter from Ernst & Young LLP, regarding unaudited interim financial statements of FCX.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of FCX.

Exhibit No.	Description

23.2*	Consent of Jones Walker LLP (included in Exhibit 5.1 of this Registration Statement).

24.1*	Powers of Attorney.

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

*	Filed herewith

ITEM 22. UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of the registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities:

The undersigned registrants undertake that in a primary offering of securities of the undersigned registrants pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrants relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrants or used or referred to by the undersigned registrants;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrants or their securities provided by or on behalf of the undersigned registrants; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrants to the purchaser.

(b) The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of FCX’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be an initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e) The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 10, 2017.

FREEPORT-MCMORAN INC.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Executive Vice President, Chief Financial Officer and Treasurer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 10, 2017.

Signature	Title

/s/ Richard C. Adkerson	Vice Chairman of the Board, President and Chief
Richard C. Adkerson	Executive Officer (Principal Executive Officer)

/s/ Kathleen L. Quirk	Executive Vice President, Chief Financial Officer and
Kathleen L. Quirk	Treasurer (Principal Financial Officer)

*	Vice President and Controller – Financial Reporting
C. Donald Whitmire, Jr.	(Principal Accounting Officer)

Chairman of the Board
Gerald J. Ford

*	Director
Lydia H. Kennard

*	Director
Andrew Langham

*	Director
Jon C. Madonna

*	Director
Courtney Mather

*	Director
Dustan E. McCoy

*	Director
Frances Fragos Townsend

*	Kathleen L. Quirk hereby signs this registration statement on behalf of the indicated persons for whom she is attorney-in-fact on May 10, 2017, pursuant to a power of attorney filed herewith.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Attorney-in-Fact

Dated: May 10, 2017

S-1

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on May 10, 2017.

FREEPORT-MCMORAN OIL & GAS LLC

By:	FCX OIL & GAS LLC,
its sole member

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Executive Vice President

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities indicated on May 10, 2017.

Signature	Title

/s/ Richard C. Adkerson	President and Chief Executive Officer
Richard C. Adkerson	(Principal Executive Officer)

/s/ Kathleen L. Quirk	Executive Vice President and Chief Financial Officer
Kathleen L. Quirk	(Principal Financial Officer)

*	Vice President (Principal Accounting Officer)
C. Donald Whitmire, Jr.

*	Manager, Executive Vice President
Michael J. Arnold

*	Manager, Vice President and Secretary
Douglas N. Currault II

*	Kathleen L. Quirk hereby signs this registration statement on behalf of the indicated persons for whom she is attorney-in-fact on May 10, 2017, pursuant to a power of attorney filed herewith.

By:	/s/ Kathleen L. Quirk
Kathleen L. Quirk
Attorney-in-Fact

Dated: May 10, 2017

S-2

EXHIBIT INDEX

Exhibit No.	Description

3.1	Amended and Restated Certificate of Incorporation of FCX, effective as of June 8, 2016 (incorporated herein by reference to FCX’s Form 8-K filed on June 9, 2016).

3.2	Amended and Restated By-Laws of FCX, effective as of June 8, 2016 (incorporated herein by reference to FCX’s Form 8-K filed on June 9, 2016).

3.3	Composite Certificate of Formation of FM O&G (as amended through May 2, 2013) (incorporated herein by reference to FCX’s Form S-4 filed on August 26, 2013).

3.4*	Third Amended and Restated Limited Liability Company Agreement of FM O&G, effective as of April 15, 2014.

4.1	Indenture dated as of December 13, 2016, among FCX, FM O&G, as guarantor, and U.S. Bank National Association, as trustee (relating to the 6.125% Senior Notes due 2019, the 6.50% Senior Notes due 2020, the 6.625% Senior Notes due 2021, the 6.75% Senior Notes due 2022, and the 6.875% Senior Notes due 2023) (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

4.2	Registration Rights Agreement dated as of December 13, 2016 among FCX, FM O&G, as guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Managers, relating to the 6.125% Senior Notes due 2019 (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

4.3	Registration Rights Agreement dated as of December 13, 2016 among FCX, FM O&G, as guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Managers, relating to the 6.50% Senior Notes due 2020 (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

4.4	Registration Rights Agreement dated as of December 13, 2016 among FCX, FM O&G, as guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Managers, relating to the 6.625% Senior Notes due 2021 (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

4.5	Registration Rights Agreement dated as of December 13, 2016 among FCX, FM O&G, as guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Managers, relating to the 6.75% Senior Notes due 2022 (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

4.6	Registration Rights Agreement dated as of December 13, 2016 among FCX, FM O&G, as guarantor, and J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Dealer Managers, relating to the 6.875% Senior Notes due 2023 (incorporated herein by reference to FCX’s Form 8-K filed on December 13, 2016).

5.1*	Opinion of Jones Walker LLP regarding the validity of the new notes and the guarantees.

8.1*	Opinion of Jones Walker LLP regarding certain tax matters.

12.1*	Computation of Ratio of Earnings to Fixed Charges.

15.1*	Letter from Ernst & Young LLP, regarding unaudited interim financial statements of FCX.

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm of FCX.

23.2*	Consent of Jones Walker LLP (included in Exhibit 5.1 of this Registration Statement).

24.1*	Powers of Attorney.

25.1*	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of U.S. Bank National Association.

99.1*	Form of Letter of Transmittal.

99.2*	Form of Notice of Guaranteed Delivery.

99.3*	Form of Letter to Brokers.

99.4*	Form of Letter to Clients.

*	Filed herewith